UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☑	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12
Brocade Communications Systems, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
     Payment of filing fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Brocade Communications Systems, Inc.
1745 Technology Drive, San Jose, CA 95110
www.brocade.com

To the Stockholders of Brocade Communications Systems, Inc.:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Brocade Communications Systems, Inc. The Annual Meeting will be held on Thursday, April 19, 2007, at 2:00 p.m. Pacific Time, at our corporate offices located at 1745 Technology Drive, San Jose, California 95110.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended October 28, 2006. We encourage you to read the Form 10-K. It includes our audited financial statements and information about our operations, markets and products.

Stockholders of record as of February 21, 2007 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote via the Internet or by telephone. Returning the proxy card, or voting via the Internet or by telephone, will ensure your representation at the meeting but does not deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Dave House Chairman of the Board	Michael Klayko Chief Executive Officer

Brocade Communications Systems, Inc.
1745 Technology Drive, San Jose, CA 95110
www.brocade.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 19, 2007

On Thursday, April 19, 2007, Brocade Communications Systems, Inc. (“Brocade”) will hold its 2007 Annual Meeting of Stockholders at 2:00 p.m. Pacific Time. The meeting will be held at Brocade’s corporate offices located at 1745 Technology Drive, San Jose, California 95110 for the following purposes:

•	To elect Renato A. DiPentima and Sanjay Vaswani as a Class II directors;

•	To amend Brocade’s Amended and Restated Certificate of Incorporation to effect a 1-for-100 reverse stock split immediately followed by a 100-for-1 forward stock split of Brocade’s Common Stock;

•	To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending October 27, 2007; and

•	To transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the enclosed proxy statement. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at an adjournment or postponement of such meeting.

For the Board of Directors,

Tyler Wall
Vice President, General Counsel and
Corporate Secretary

San Jose, California
March 6, 2007

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

Page

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING	1
BOARD OF DIRECTORS MEETINGS AND COMMITTEES	5
Information about the Directors and Nominees	5
Committees of the Board of Directors	8
Directors’ Compensation	11
Compensation Committee Interlocks and Insider Participation	12
Annual Meeting Attendance	12
Communications with the Board of Directors	12
Code of Ethics	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
PROPOSAL ONE: ELECTION OF DIRECTORS	15
Board Independence	15
Nominees	15
Vote Required	15
PROPOSAL TWO: AMEND BROCADE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF BROCADE’S COMMON STOCK	16
Summary	16
Reasons for the Reverse/Forward Split	17
Structure of the Reverse/Forward Split	17
Effect of the Reverse/Forward Split on Brocade Stockholders	20
Determination of Cash-Out Price	22
Effect of the Reverse/Forward Split on Brocade	22
Stock Certificates	23
Certain Material Federal Income Tax Consequences	23
No Appraisal Rights	25
Reservation of Rights	25
Vote Required	25
PROPOSAL THREE: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	26
Fees Billed By KPMG LLP During Fiscal Years 2006 and 2005	26
Vote Required	27
EXECUTIVE OFFICERS	28
EXECUTIVE COMPENSATION AND OTHER MATTERS	30
Summary Compensation Table	30
Option Grants in Last Fiscal Year	33
Aggregated Option Exercises in Fiscal Year 2005 and Year-End Option Values	35
Report On Stock Option Exchange (Ten-Year Option/SAR Repricings)	36
Equity Compensation Plan Information	37
Change of Control and Severance Agreements	39
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40
COMPENSATION COMMITTEE REPORT	41
AUDIT COMMITTEE REPORT	45
PERFORMANCE GRAPH	46
OTHER BUSINESS	47
HOUSEHOLDING	47
INCORPORATION BY REFERENCE	47
Appendix I: Proposed Amendments to Brocade’s Amended And Restated Certificate of Incorporation to Effect a Reverse Stock Split Followed by a Forward Stock Split of Brocade’s Common Stock	I-1

BROCADE COMMUNICATIONS SYSTEMS, INC.

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

Brocade’s Board of Directors is providing these proxy materials to you for use at the 2007 Annual Meeting of Stockholders to be held on Thursday, April 19, 2007 at 2:00 p.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at our offices located at 1745 Technology Drive, San Jose, California 95110. Stockholders are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended October 28, 2006, including financial statements, were first mailed on or about March 6, 2007 to all stockholders entitled to vote at the Annual Meeting. Our principal executive offices are located at 1745 Technology Drive, San Jose, California 95110, and our telephone number is (408) 333-8000.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	To elect Renato A. DiPentima and Sanjay Vaswani as Class II directors;

•	To amend Brocade’s Amended and Restated Certificate of Incorporation to effect a 1-for-100 reverse stock split immediately followed by a 100-for-1 forward stock split of Brocade’s Common Stock;

•	To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending October 27, 2007; and

•	To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	What are the Board of Directors’ recommendations?

A:	The Board recommends a vote:

•	FOR the election of Renato A. DiPentima and Sanjay Vaswani as Class II directors;

•	FOR the amendment of Brocade’s Amended and Restated Certificate of Incorporation to effect a 1-for-100 reverse stock split immediately followed by a 100-for-1 forward stock split of Brocade’s Common Stock;

•	FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending October 27, 2007; and

•	FOR or AGAINST other matters that properly come before the Annual Meeting, as the proxy holders deem advisable.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders Entitled to Vote. Stockholders who our records show owned shares of Brocade as of the close of business on February 21, 2007 (the “Record Date”) may vote at the Annual Meeting. On the Record Date, we had a total of 400,706,875 shares of Common Stock issued and outstanding, which were held of record by approximately 10,599 stockholders. The stock transfer books will not be closed between the Record Date and the date of the meeting. As of the Record Date, we had no shares of Preferred Stock outstanding. Each share of Brocade Common Stock is entitled to one vote.

Registered Stockholders. If your shares are registered directly in your name with Brocade’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by Brocade. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the record holder, you may not vote these shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Your broker or nominee has enclosed a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of February 21, 2007. In addition, you must also present a form of photo identification, such as a driver’s license or passport.

Q:	How can I vote my shares?

A:	Registered Stockholders: Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

By Mail.  Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided;

By Telephone.  Call the toll-free telephone number on the proxy card and follow the recorded instructions; or

By Internet.  Access Brocade’s secure website registration page through the Internet, as identified on the proxy card, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 12:00 p.m. Pacific Time on April 18, 2007.

Street Name Stockholders: If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Based on the instructions provided by the broker, bank or other holder of record of their shares, street name stockholders may generally vote by one of the following methods:

By Mail.  You may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

By Methods Listed on Voting Instruction Card.  Please refer to your voting instruction card or other information forwarded by your bank, broker or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

In Person With a Proxy from the Record Holder.  A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting instruction card sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I sign a proxy, how will it be voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the above recommendations of our Board of Directors. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card. You should sign and return all proxies and voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (1745 Technology Drive, San Jose, California 95110) in writing before the proxy holders vote your shares, or (iii) deliver later dated and signed proxy instructions.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

Q:	How are votes counted?

A:	The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote is represented in person or by proxy at the meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold shares of Brocade common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” All shares of Brocade common stock represented at the Annual Meeting, including broker non-votes and abstentions, will be counted for purposes of determining the presence of a quorum.

Q:	Who will tabulate the votes?

A:	Brocade will designate a representative of Wells Fargo Shareowner Services as the Inspector of Election who will tabulate the votes.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of Brocade’s Board of Directors.

Q:	Who pays for the proxy solicitation process?

A:	Brocade will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We plan to retain The Altman Group to assist with the solicitation for an estimated fee of $6,000 plus reasonable out-of-pocket expenses. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may present proposals for action at a future meeting only if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our bylaws. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2008 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), the proposal must be received by us no later than November 7, 2007.

If a stockholder intends to submit a proposal or nomination for director for our 2008 Annual Meeting of Stockholders that is not to be included in our Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than January 20, 2008. Our bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, California 95110, Attention: Investor Relations. You can also access our SEC filings, including our Annual Report on Form 10-K, on our website at www.brocade.com. The information on our website is not a part of this Proxy Statement.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:	If you share an address with another stockholder, have the same last name, and do not participate in electronic delivery of proxy materials, you will receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement). If you wish to receive a separate proxy statement at this time, please request the additional copy by contacting our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033.

You may also request to receive a separate Annual Report and a separate proxy statement by contacting our Investor Relations group at 408-333-8000, by email at investor-relations@brocade.com, or by writing to: Brocade Communications Systems, Inc.

Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
Attention: Investor Relations

Stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize Brocade to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Wells Fargo Shareowner Services, by telephone at 800-468-9716, or by facsimile at 651-450-4033, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of 10 members: Neal Dempsey, Renato (Renny) A. DiPentima, John W. Gerdelman, David L. House, Glenn C. Jones, Michael Klayko, L. William Krause, Michael Rose, Sanjay Vaswani, and Robert R. Walker. Mr. House serves as Chairman of the Board of Directors. Each of the directors other than Mr. Klayko is an independent director within the meaning set forth in the Rules of Nasdaq, as currently in effect. Mr. Dempsey has decided not to stand for re-election as a Class II Director of the Company at the 2007 Annual Meeting. Effective after the 2007 Annual Meeting and following the resignation of Mr. Dempsey from the Board, the number of authorized directors constituting the Board of Directors will be set at nine (9). There are no family relationships between any director and executive officer.

The Board of Directors held 12 meetings during fiscal year 2006, three (3) of which were regularly scheduled meetings and nine (9) of which were special meetings. The Board also acted three (3) times by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and the committees on which each director served during fiscal year 2006 and was eligible to attend.

Information About the Directors and Nominees

Set forth below is information regarding our directors and the nominees as of February 2, 2007:

			Director
Name	Age	Position	Since

Class II nominees to be elected at the Annual Meeting:
Renato (Renny) A. DiPentima	66	Director	2007
Sanjay Vaswani	47	Director	2004
Class III directors whose terms expire at the 2008 annual stockholders meeting:
John W. Gerdelman	54	Director	2007
Glenn C. Jones	61	Director	2006
Michael Klayko	52	CEO and Director	2005
Robert R. Walker	56	Director	2005
Class I directors whose terms expire at the 2009 annual stockholders meeting:
David L. House	63	Chairman	2004
L. William Krause	64	Director	2004
Michael Rose	54	Director	2006
Class II directors not standing for re-election at the Annual Meeting:
Neal Dempsey	65	Director	1995

Nominees for Election as Class II Directors — Term Would Expire at the 2010 Annual Meeting:

Renato (Renny) A. DiPentima has served as director since 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Dr. DiPentima has been the President and Chief Executive Officer of SRA International, a provider of technology and strategic consulting services and solutions, since January 2005. From November 2003 to January 2005, he served as SRA’s President and Chief Operating Officer. Prior to that, Dr. DiPentima served as Senior Vice President and President of SRA’s consulting and systems integration division since the division’s formation in January 2001. From July 1997 to January 2001, he served as President of SRA’s government sector, overseeing government business, projects, and contracts. From July 1995 to July 1997, Dr. DiPentima served as Vice President and as SRA’s Chief Information Officer. Prior to joining SRA, Dr. DiPentima held several senior management positions in the U.S. federal government, most recently serving as deputy commissioner for systems at the Social Security Administration, from May 1990 to June 1995. Dr. DiPentima is currently serving on the board of directors of the Information Technology Association of America and the Northern Virginia Technology Council. Dr. DiPentima is also currently serving on several governmental and corporate advisory boards. Dr. DiPentima received a B.A. from New York University, an M.A. from George

Washington University and a Ph.D. from the University of Maryland. He has also completed the program for Senior Managers at the John F. Kennedy School of Government at Harvard University. Dr. DiPentima serves on Brocade’s Nominating and Corporate Governance Committee.

Sanjay Vaswani has served as a director since 2004. Mr. Vaswani has been a managing partner of the Center for Corporate Innovation, Inc. since 1990. From 1987 to 1990 he was with McKinsey & Company. Prior to that, Mr. Vaswani was employed by Intel Corporation. Mr. Vaswani serves as a director of Blue Star Infotech Ltd. Mr. Vaswani earned a bachelor’s degree from the University of Texas at Austin and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Vaswani serves on our Compensation and Nominating and Corporate Governance Committees.

Class III Directors — Term Expires at the 2008 Annual Meeting

John W. Gerdelman has served as director since 2007 when he was appointed to the Board in connection with Brocade’s acquisition of McDATA Corporation. Since January 2004, Mr. Gerdelman has been the Chairman of Intelliden Corporation, a company which he co-founded that provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. From April 2002 to December 2003, Mr. Gerdelman was the Chief Executive Officer for Metromedia Fibre Networks during its bankruptcy reorganization. From January 2000 until March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From April 1999 to December 1999, he served as the President and CEO of USA.NET. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Communications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology, including President of the Network and Information Technology Division and served as CEO of Long Lines Limited, a startup call center company. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations and served in the U.S. Navy as a Naval Aviator. He received his B.S. degree in chemistry from the College of William and Mary, where he now serves on the Board of Visitors. Mr. Gerdelman also currently serves as a director of Sycamore Networks, Inc., an optical switching company, APAC Customer Services, Inc., Terebeam Corporation, Speakeasy, Inc., a broadband provider, and US Inspect, a national home inspection company. Mr. Gerdelman serves on Brocade’s Compensation Committee.

Glenn C. Jones has served as director since 2006. Mr. Jones served as Chief Financial Officer of Cirrus Logic, Inc. as well as Chief Financial Officer of PMC-Sierra, Inc. Prior to these public company roles, he was Chief Financial Officer for Metaphor Computer Systems, Inc. and served as General Manager of Metaphor’s computer systems business which was acquired by IBM Corporation. He also was the founding Chief Financial Officer and Vice President of Operations for Gain Computer Systems, which was acquired by Sybase Corp. He currently is a business consultant to technology companies. Mr. Jones, a CPA, holds a B.S. in Accounting from the University of Illinois and an M.B.A. from Golden Gate University. Mr. Jones serves on Brocade’s Audit Committee.

Michael Klayko has served as our Chief Executive Officer and as a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation, a storage networking company. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. in Electronic Engineering from Ohio Institute of Technology, in Columbus, Ohio. Mr. Klayko is the Chairman of our Corporate Development Committee.

Robert R. Walker has served as a director since April 2005. Mr. Walker is the retired Executive Vice President and Chief Financial Officer for Agilent Technologies, Inc., an electronic instrument company, where he served from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard’s Professional Services Business Unit. From 1993 to 1997, he led Hewlett-Packard’s information systems function, including as Vice President and Chief Information Officer from 1995 to 1997. Mr. Walker is also a director of Electro Scientific Industries, a company that designs and manufactures microelectronics production equipment. He received both a B.S. in electrical engineering and an M.B.A. from Cornell University. Mr. Walker is the Chairman of our Audit Committee.

Class I Directors — Term Expires at the 2009 Annual Meeting

David L. House has served as director since 2004 and as the Chairman of our Board of Directors since December 2005. From January 2005 through December 2005, he served as Executive Chairman of the Board. Mr. House served as Chairman and Chief Executive Officer of Allegro Networks from January 2001 until April 2003. Prior to that, he served as President of Nortel Networks Corp. from August 1998 until August 1999. Mr. House joined Nortel Networks Corp. when it was merged with Bay Networks, Inc., where he served as Chairman of the Board, President and Chief Executive Officer from October 1996 until August 1998. Mr. House received a B.S.E.E. degree from Michigan Technological University and an M.S.E.E. degree from Northeastern University of Boston. Mr. House serves on our Compensation, Nominating and Corporate Governance and Corporate Development Committees.

L. William Krause has served as director since 2004. Mr. Krause has been President of LWK Ventures, a private investment firm since 1991. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as director of Core-Mark Holdings, Inc., Packeteer, Inc., Sybase, Inc. and Trizetto Group, Inc. Mr. Krause holds a B.S. degree in electrical engineering and received an honorary Doctorate of Science from The Citadel. Mr. Krause serves on our Compensation Committee and as Chairman of our Nominating and Corporate Governance Committee.

Michael J. Rose has served as director since 2006. Mr. Rose served as Executive Vice President and Chief Information Officer of Royal Dutch Shell plc from 2001 to 2005. Prior to Royal Dutch Shell, Mr. Rose worked for 23 years in a wide range of positions at Hewlett Packard, including controller for various business groups. In 1997, he was named Hewlett Packard’s Chief Information Officer, and in 2000 he was elected an officer by the Board of Directors of Hewlett Packard. He was named the company’s Controller in 2001. He holds a B.A. in Economics from the State University of New York at Geneseo, N.Y. Mr. Rose serves on Brocade’s Audit and Corporate Development Committes.

Class II Directors Not Standing for Re-election

Neal Dempsey has served as director since 1995. Mr. Dempsey has been a general partner of Bay Partners, a venture capital firm, since May 1989, and the managing general partner since July 2002. Mr. Dempsey received a B.A. in Business from the University of Washington. Mr. Dempsey serves on our Nominating and Corporate Governance Committee, and as Chairman of our Compensation Committee.

Committees of the Board of Directors

The Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, and Corporate Development. The Board of Directors has adopted a written charter for each of these committees, copies of which can be found on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. All members of the committees appointed by the Board of Directors are non-employee directors and are independent directors within the meaning set forth in the Rules of Nasdaq as currently in effect, except Michael Klayko, Brocade’s CEO, who serves on Brocade’s Corporate Development Committee.

The following chart details the current membership and the membership of each committee during fiscal year 2006 and the number of meetings each committee held in 2006.

Nominating and
			Corporate	Corporate
Name of Director	Audit(1)	Compensation(2)	Governance(3)	Development(4)

Neal Dempsey		C	M
Renato A. DiPentima			M
John W. Gerdelman		M
David L. House		M	M	M
Glenn C. Jones	M
L. William Krause	*	M	C
Nicholas G. Moore	*		*
Christopher B. Paisley	*
Michael Rose	M			M
Sanjay Vaswani		M	M
Robert R. Walker	C
Michael Klayko				C
Number of Meetings in Fiscal 2006	33	9	3	0

M	= Member
C	= Chair
*	= Former Committee Chair or member

(1)	From October 30, 2005 through November 18, 2005, the members of the Audit Committee were Messrs. Krause, Paisley, Moore and Walker, and Mr. Paisley served as Chair. On November 18, 2005, Mr. Moore resigned from the Board of Directors and the Audit Committee. From then until April 17, 2006, the members of the Audit Committee were Messrs. Krause, Paisley and Walker, and Mr. Paisley continued as Chair. Mr. Paisley did not stand for re-election as a Class I Director at the 2006 Annual Meeting and resigned from the Board and the Audit Committee as of April 17, 2006. Following Mr. Paisley’s resignation, Mr. Walker was appointed the Chair of the Audit Committee. Mr. Krause resigned from the Audit Committee on April 18, 2006 and Messrs. Jones and Rose were appointed to the Audit Committee on April 18, 2006.

(2)	Mr. House had served as a member of the Compensation Committee in prior fiscal years and was re-appointed to the Compensation Committee in January 2006. Effective as of February 12, 2007, Mr. Gerdelman was appointed to the Compensation Committee.

(3)	Former director Nicholas Moore was a member of the Nominating and Corporate Governance Committee until his resignation from the Board and all of its committees in November 2005. Effective as of February 12, 2007, Dr. DiPentima was appointed to the Nominating and Corporate Governance Committee.

(4)	The Corporate Development Committee was formed by the Board in July 2006.

Audit Committee

The Audit Committee oversees our accounting, financial reporting and audit processes; appoints, determines the compensation of, and oversees, the independent auditors; pre-approves audit and non-audit services provided by the independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and practices and procedures used in preparing our financial statements; and reviews our internal controls.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors without members of management present, on a quarterly basis, following completion of our auditors’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope and fees for the audit services to be performed.

Each of the Audit Committee members is an independent director within the meaning set forth in the Rules of Nasdaq, as currently in effect. In addition, the Board of Directors has determined that each of Messrs. Walker, Jones and Rose is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee Report is included in this proxy statement on page 44. A copy of the Audit Committee’s written charter was attached as Appendix I to the Company’s proxy statement for the annual meeting of stockholders held on April 17, 2006 and is also available on our website at www.brocade.com in the Corporate Governance Section of our investor relations webpage.

Compensation Committee

The Compensation Committee (i) oversees and makes general recommendations to the Board of Directors regarding our compensation and benefits policies; (ii) oversees, evaluates and approves cash and stock compensation plans, policies and programs for our executive officers; and (iii) oversees and sets compensation for the Board of Directors.

Each current member of the Compensation Committee is an independent director within the meaning set forth in the Rules of Nasdaq, as currently in effect.

The Compensation Committee Report is included herein on page 40. A copy of the Compensation Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (i) considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; (ii) develops and recommends governance principles applicable to Brocade; and (iii) oversees the evaluation of the Board of Directors and management from a corporate governance perspective.

Each member of the Nominating and Corporate Governance Committee is an independent director within the meaning set forth in the Rules of Nasdaq, as currently in effect.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed above in the Q&A, and are discussed in detail in our bylaws, a copy of which is available on the SEC’s EDGAR website at www.sec.gov as Exhibit 3.1 to our Form 8-K filed with the SEC on February 2, 2007.

Director Qualifications.  The Nominating and Corporate Governance Committee does not have any specific, minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee, but uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of

Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values. A director should have broad experience at the policy-making level in business, government, education, technology or public interest. A director should be committed to enhancing stockholder value and should have sufficient time to carry out their duties, and to provide insight and practical wisdom based on their past experience. A director’s service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly their director duties. Each director must represent the interests of Brocade stockholders.

Identification and Evaluation of Nominees for Directors.  The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

A copy of the Nominating and Corporate Governance Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Corporate Development Committee

The Corporate Development Committee works with management to review, consider and consult on potential strategic investment transactions that are consistent with the Company’s strategy. The Corporate Development Committee has the authority to approve certain transactions, and for certain other transactions, the Corporate Development Committee submits a recommendation to the Board of Directors for its consideration.

A copy of the Corporate Development Committee’s written charter is available on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage.

Directors’ Compensation

Cash Compensation.  Our directors play a critical role in guiding the Company’s strategic direction and overseeing the management of the Company. The increased demand for qualified and talented public company directors requires that we provide adequate incentives for our directors’ continued performance and participation. For fiscal year 2006, each of our non-employee directors received a $25,000 annual retainer for serving as a board member. Each member of a committee of the Board also received additional fees as set forth below for his service on each committee of the Board and for serving as a chairperson of a committee (in addition to the fee for serving as a member of a committee):

Chairman of the Board	$30,000
Audit Committee Chair	$5,000
Audit Committee member	$10,000
Compensation Committee Chair	$5,000
Compensation Committee member	$5,000
Nominating/Governance Committee Chair	$5,000
Nominating/Governance Committee member	$5,000
Corporate Development Committee Chair	$5,000
Corporate Development Committee member	$5,000
Additional fees per committee meeting:
In person	$1,500
By telephone	$1,000

We are also authorized to reimburse directors for expenses in connection with attendance at meetings.

In February 2006, the Nominating and Corporate Governance Committee of the Board of Directors approved a one-time payment of $100,000 to David House, Chairman of the Board of Directors, in recognition of his special assistance and service to the Board and its various committees during 2005.

Equity Compensation.  Non-employee directors also participated in the Company’s 1999 Director Option Plan (the “Director Plan”) which provides for automatic option grants to directors for their service to the Company. Only non-employee directors may participate in the Director Plan.

The Director Plan provides for the following automatic grants of options to each non-employee director:

Initial grant upon joining the Board(1)	80,000 shares
Automatic grant on each anniversary of joining the board(2)	20,000 shares

(1)	Vests as to 1/16th of the shares each quarter, fully vested on the 4th anniversary of the date of grant.

(2)	Vests as to 1/4th of the shares each quarter, commencing on the 3rd anniversary of the date of grant and fully vested on the fourth anniversary of each grant.

All options granted under the Director Plan have a term of 10 years. The exercise price of options granted under the Director Plan is 100 percent of the fair market value of the Common Stock, as determined by reference to the closing sales price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant.

In the event of a merger or the sale of substantially all of the assets of the Company, and if the option is not assumed or substituted, each option granted under the Director Plan becomes fully vested and exercisable. In such event, the Board of Directors shall notify the option holder that the option will be fully exercisable for a period of 30 days from the date of the notice. Upon expiration of the 30-day period, the option shall terminate. If the option is assumed or substituted, and the option holder’s status as a director of Brocade or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by such option holder, the option shall be accelerated and become fully exercisable with respect to all shares.

Options granted under the Director Plan may be exercised within 3 months following the date a director’s board service terminates, or within 12 months if termination of service was due to death or disability, but only to the extent that the director was entitled to exercise the option on the date of termination. If an option is not exercised within such 3 or 12-month time period, as applicable, the option shall terminate. In any event, a director may not exercise any option later than the expiration of the option’s ten-year term.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, no member of the Compensation Committee was an officer or employee of Brocade. In addition, no member of the Compensation Committee or executive officer of Brocade served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders although directors are encouraged to attend annual meetings of Brocade stockholders. Three directors attended the 2006 Annual Meeting of Stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by submitting an email to investor-relations@brocade.com or by writing to us at Brocade Communications Systems, Inc., Attention: Investor Relations, 1745 Technology Drive, San Jose, California 95110. Stockholders who would like their submission directed to a member of the Board of Directors may so specify. All communications will be reviewed by the General Counsel and Director of Investor Relations. All appropriate business-related communications will be forwarded to the Board of Directors or, if applicable, to the individual director.

Code of Ethics

In July 2003, the Board of Directors adopted a Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions. The Code of Ethics is posted on our website at www.brocade.com in the Corporate Governance section of our investor relations webpage. The information on our website is not a part of this Proxy Statement. Brocade will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions and relate to certain elements of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.brocade.com, on our investor relations webpage.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 2, 2007 as to (i) each person who is known by us to own beneficially more than 5% of our outstanding Common Stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, California 95110.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)	Class(2)

Goldman Sachs Asset Management, L.P.(3)	27,082,914	6.79%
32 Old Slip New York, NY 10005
Michael Klayko(4)	1,125,122	*
Richard Deranleau(5)	227,472	*
Renato (Renny) DiPentima(6)	56,451	*
John W. Gerdelman(7)	189,375	*
Tejinder (TJ) Grewal(8)	523,154	*
Don Jaworski(9)	919,937	*
Ian Whiting(10)	331,769	*
Neal Dempsey(11)	290,000	*
Glenn C. Jones(12)	15,006	*
L. William Krause(13)	45,230	*
David L. House(14)	138,750	*
Michael Rose(15)	15,000	*
Sanjay Vaswani(16)	56,000	*
Robert R. Walker(17)	35,000	*
All Directors and Executive Officers as a group (15 persons)(18)	4,179,077	1.05%

*	Less than one percent

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by such person. The number of shares beneficially owned includes Common Stock that such individual has the right to acquire either currently or within 60 days of February 2, 2007, including through the exercise of an option.

(2)	Percentage of beneficial ownership is based upon 398,899,457 shares of Common Stock outstanding as of February 2, 2007. For each named person, this percentage includes Common Stock that the person has the right to acquire either currently or within 60 days of February 2, 2007, including through the exercise of an option; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(3)	Information based on Schedule 13G dated October 10, 2006, as filed with the SEC by Goldman Sachs Asset Management, L.P.

(4)	Includes 8,304 shares held by Genesis Management Investments Limited Partnership; 22,889 shares held by Mr. Klayko’s daughter; 13,355 shares held by the Klayko Living Trust; 176,072 shares of restricted Common Stock subject to the Company’s right of repurchase; and stock options to purchase 904,502 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(5)	Includes 11,393 owned directly; 76,185 shares of restricted Common Stock subject to the Company’s right of repurchase; and stock options to purchase 139,894 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(6)	Includes stock options to purchase 20,625 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(7)	Includes stock options to purchase 168,375 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(8)	Includes 485 shares owned directly; 84,650 shares of restricted Common Stock subject to the Company’s right of repurchase; and options to purchase 438,019 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(9)	Includes 126,975 shares of restricted Common Stock subject to the Company’s right of repurchase; and stock options to purchase 792,962 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(10)	Includes 121,896 shares of restricted Common Stock subject to the Company’s right of repurchase; and stock options to purchase 209,873 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(11)	Includes stock options to purchase 290,000 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(12)	Includes stock options to purchase 15,000 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(13)	Includes 230 shares held by the Krause Trust DTD June 21, 1994 and stock options to purchase 45,000 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(14)	Includes 63,750 shares owned directly; and stock options to purchase 75,000 shares of Common Stock exercisable currently or within 60 days of February 2, 2007 of which stock options to purchase 35,891 shares of Common Stock are held in constructive trust for a person not affiliated with the Company and over which Mr. House does not have sole voting and investment power.

(15)	Includes stock options to purchase 15,000 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(16)	Include 1,000 shares owned directly; and stock options to purchase 55,000 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(17)	Includes stock options to purchase 35,000 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

(18)	Includes 673,814 shares of restricted Common Stock subject to the Company’s right of repurchase; and stock options to purchase 3,322,166 shares of Common Stock exercisable currently or within 60 days of February 2, 2007.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We have a classified Board of Directors. The Board of Directors currently consists of ten directors: three Class I directors, three Class II directors and four Class III directors. Following the Annual Meeting, our Board of Directors will consist of nine directors: three Class I directors, two Class II directors and four Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years and until their respective successors are duly qualified and elected to succeed those directors whose terms expire on the annual meeting dates or such earlier date of resignation or removal.

Board Independence

The Board of Directors has determined that each of its current directors, including all directors standing for reelection, except Mr. Klayko, who currently serves as Brocade’s Chief Executive Officer, is an independent director within the meaning set forth in the Rules of Nasdaq, as currently in effect.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Renato A. DiPentima and Sanjay Vaswani as nominees for election at the Annual Meeting to Class II of the Board of Directors. If elected, Dr. DiPentima and Mr. Vaswani will serve as directors until our annual meeting in 2010, and until a successor is qualified and elected or earlier resignation or removal. Each of the nominees is currently a director of the Company. Please see “Nominees for Election as Class II Directors — Term Would Expire at the 2010 Annual Meeting” on page 5 of this Proxy Statement for information concerning our incumbent directors standing for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Dr. DiPentima and Mr. Vaswani. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors. Two directors have been nominated for election as a Class II director. Proxies may not be voted for a greater number of persons than the number of nominees named.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of Dr. DiPentima and Mr. Vaswani.

PROPOSAL TWO:

AMEND BROCADE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF
BROCADE’S COMMON STOCK

Summary

The Board of Directors has authorized, and recommends for your approval, amendments to Brocade’s Amended and Restated Certificate of Incorporation to effect a reverse/forward split of Brocade’s Common Stock (“Common Stock”), in which a reverse 1-for-100 stock split of the Common Stock (the “Reverse Split”) would be followed immediately by a forward 100-for-1 stock split of the Common Stock (the “Forward Split”). Shares of Common Stock that would be converted into less than one share in the Reverse Split will instead be converted into the right to receive a cash payment as described below (we refer to the Reverse Split, the Forward Split and these cash payments, collectively, as the “Reverse/Forward Split”). However, if a registered stockholder holds 100 or more shares of Common Stock in his or her account at the effective time of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split.

Brocade believes that the Reverse/Forward Split will result in significantly reduced stockholder record keeping administration and mailing expenses for Brocade and will provide holders of fewer than 100 shares with an efficient, cost-effective way to cash out their investment.

If approved by the stockholders and implemented by the Board, the Reverse/Forward Split will become effective on such date as may be determined by the Board of Directors upon the filing of the necessary amendments to Brocade’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (which we refer to as the “Effective Date”). Following stockholder approval, the Board of Directors may commence the Reverse/Forward Split at any time (or no time) prior to the one year anniversary of stockholder approval of this proposal. The forms of the proposed amendments to Brocade’s Amended and Restated Certificate of Incorporation necessary to effect the Reverse/Forward Split are attached to this Proxy Statement as Appendix I. The highlights of the Reverse/Forward Split are as follows.

The Reverse/Forward Split would affect Brocade stockholders as follows:

Stockholder Before Completion of the Reverse/Forward Split	Net Effect After Completion of the Reverse/Forward Split

Registered stockholders holding 100 or more shares of Common Stock.	None. No fractional share for such accounts will be cashed out as a result of the Reverse Split and the total number of shares held in such accounts will not change as a result of the Reverse/Forward Split.

Registered stockholders holding fewer than 100 shares of Common Stock.	Shares will be converted into the right to receive a cash payment based on the trading price of the shares at that time (see “Determination of Cash-out Price” at page 22).

Stockholders holding Common Stock in street name through a nominee (such as a bank or broker).	Brocade intends for the Reverse/Forward Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

Reasons for the Reverse/Forward Split

The Board of Directors recommends that stockholders approve the Reverse/Forward Split for the following reasons, as described in detail under “Background and Purpose of the Reverse/Forward Split” below.

Issue	Solution

Primarily as a result of Brocade’s recent acquisition of McDATA Corporation, Brocade has a large number of stockholders that own relatively few shares. Specifically, as of February 2, 2007, approximately 252,000 stockholders (including approximately 8,925 of 10,965 stockholders of record) held fewer than 100 shares of Common Stock in their accounts. These stockholders represented only approximately 0.58% of the total number of outstanding shares of Common Stock. Continuing to maintain accounts for these stockholders, including costs associated with required stockholder mailings, is expected to cost Brocade at least $580,000 per year.	The Reverse/Forward Split will reduce the number of stockholders with small accounts and result in significant cost savings for Brocade. Following Reverse/Forward Split, it is expected that the number of outstanding shares of Common Stock will decrease from approximately 398,899,457 to 396,583,169 and the number of stockholders of record will decrease from 10,965 to 2,040.

In many cases, it is very expensive on a relative basis for stockholders with fewer than 100 shares to sell their shares on the open market, as the commissions would represent a disproportionate share of proceeds from the sale of fewer than 100 shares.	The Reverse/Forward Split will cash out stockholders with small accounts without transaction costs such as brokerage fees. However, if these stockholders do not want to cash out their holdings of Common Stock, they may purchase additional shares on the open market to increase the number of shares of Common Stock in their account to at least 100 shares, or, if applicable, consolidate/transfer their accounts into an account with at least 100 shares of Common Stock, prior to the Effective Date.

Structure of the Reverse/Forward Split

The Reverse/Forward Split includes both a reverse stock split and a forward stock split of the Common Stock. If the Reverse/Forward Split is approved by stockholders, the reverse split is expected to occur at 6:00 p.m. Eastern Time on the Effective Date and the Forward Split is expected to occur at 6:01 p.m. Eastern Time on the Effective Date. Upon consummation of the Reverse Split (and prior to the Forward Split), each registered stockholder on the Effective Date will be entitled to receive one share of Common Stock for every 100 shares of Common Stock held in his or her account at that time. If a registered stockholder holds 100 or more shares of Common Stock in his or her account immediately prior to the Reverse Split, no fractional share in such account will be cashed out as a result of the Reverse Split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Any registered stockholder who holds fewer than 100 shares of Common Stock in his or her account immediately prior to the Reverse Split (also referred to as a “Cashed-Out Stockholder”) will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described below under “Determination of Cash-Out Price” at page 22.

The Forward Split will be effected immediately following the Reverse Split and all stockholders who are not Cashed-Out Stockholders will receive 100 shares of Common Stock for every one share of Common Stock they held following the Reverse Split. We intend for the Reverse/Forward Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as “Cashed-Out Stockholders.” However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees.

In general, the Reverse/Forward Split can be illustrated by the following examples:

Hypothetical Scenario	Result

Mr. Brown is a registered stockholder who holds 90 shares of Common Stock in his account prior to the Reverse/Forward Split.	Instead of receiving a fractional share (90/100 of a share) of Common Stock immediately after the Reverse Split, Mr. Brown’s shares will be converted into the right to receive cash. Assuming a hypothetical cash-out price of $8 per share (for illustration purposes only), Mr. Brown would receive $720 ($8 x 90 shares).

Note: If Mr. Brown wants to continue his investment in Brocade, he can buy at least 10 more shares of Common Stock and hold them in his account prior to the Effective Date. Mr. Brown would have to act far enough in advance of the Reverse/Forward Split so that the purchase is completed and the additional shares are credited to his account by the close of business (Eastern Time) Effective Date.

Ms. Green has two separate record accounts. As of the Effective Date, she holds 75 shares of Common Stock in one account and 30 shares of Common Stock in the other. All of her shares are registered in her name only.	As described in the case of Mr. Brown above, Ms. Green will receive cash payments equal to the Cash-Out Price of her Common Stock in each of her record accounts instead of receiving fractional shares (75/100 of a share and 30/100 of a share, respectively). Assuming a hypothetical cash-out price of $8 per share (for illustration purposes only), Ms. Green would receive two checks totaling $840 ($8 x 75 shares = $600; $8 x 30 shares = $240).

Note: If Ms. Green wants to continue her investment in Brocade, she can consolidate or transfer her two record accounts into one account prior to the Effective Date. Alternatively, Ms. Green could buy at least 25 more shares of Common Stock for the first account and 70 more shares for the second account. In either case, her holdings would not be cashed out in connection with the Reverse/Forward Split because she would hold at least 100 shares in each of her record accounts. She would have to act far enough in advance of the Reverse/Forward Split so that the consolidation or the purchase is completed by the close of business (Eastern Time) on the Effective Date.

Mr. Blue is a registered holder who holds 109 shares of Common Stock as of the Effective Date in one record account.	After the Reverse/Forward Split, Mr. Blue will continue to hold all 109 shares of Common Stock.

Hypothetical Scenario	Result

Mr. Pink has two separate record accounts. As of the Effective Date, he holds 500 shares of Common Stock in his first account and 50 shares of Common Stock in his second account. All of his shares are registered in his name only.	After the Reverse/Forward Split, Mr. Pink will continue to hold 500 shares of our Common Stock in his first account and Mr. Pink will receive a cash payment equal to the Cash-Out Price of his Common Stock in his second account instead of receiving fractional shares. Assuming a hypothetical cash-out price of $8 per share (for illustration purposes only), Mr. Pink would receive $400 ($8 x 50 shares).

As described above, Mr. Pink would not be a Cashed-Out Stockholder with respect to his first account but would be a Cashed-Out Stockholder with respect to his second account.

Note: If Mr. Pink wants to continue his entire investment in Brocade, he can consolidate or transfer his two record accounts prior to the Effective Date into an account with at least 100 shares of our Common Stock. Alternatively, he can buy at least 50 more shares of Common Stock for his second account and hold them in that account. He would have to act far enough in advance of the Reverse/Forward Split so that the consolidation or the purchase is completed by the close of business (Eastern Time) on the Effective Date.

Mrs. Orange holds 60 shares of Common Stock in a brokerage account as of the Effective Date.	Brocade intends for the Reverse/Forward Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Assuming a hypothetical cash-out price of $8 per share (for illustration purposes only), Mrs. Orange will receive $480 ($8 x 60 shares). Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees.

Mr. Purple holds 109 shares of Common Stock in a brokerage account	Brocade intends for the Reverse/Forward Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. In such case, after the Reverse/Forward Split, Mr. Purple would continue to hold all 109 shares of Common Stock. However, nominees may have different procedures and stockholders holding shares in street name through a nominee (such as a bank or broker) should contact their nominees.

Background and Purpose of the Reverse/Forward Split

The number of stockholders of Brocade increased significantly as the result of the Brocade’s acquisition of McDATA Corporation (the “McDATA Acquisition”) on January 29, 2007 in which holders of common stock of McDATA Corporation became holders of Brocade Common Stock. Because McDATA Corporation had an unusually large number of stockholders with small holdings, Brocade now also has a large number of stockholders with small holdings. As of February 2, 2007, approximately 252,000 holders of Common Stock (including approximately 8,925 of 10,965 stockholders of record) owned fewer than 100 shares. At that time, these stockholders represented approximately 0.58% of the total number of outstanding shares of Common Stock.

Brocade expects to benefit from substantial cost savings as a result of the Reverse/Forward Split. The cost of administering each registered stockholder’s account is the same regardless of the number of shares held in that account. Therefore, Brocade’s costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved. In fiscal year 2007, we expect that each registered stockholder will cost Brocade approximately $2.80 for transfer agent and other administrative fees as well as printing and postage costs to mail proxy materials and the annual report.

Moreover, the Reverse/Forward Split will provide stockholders with fewer than 100 shares of Common Stock with a cost-effective way to cash out their investments, because Brocade will pay all transaction costs such as brokerage or service fees in connection with the Reverse/Forward Split. Otherwise, stockholders with small holdings would likely incur brokerage fees which are disproportionately high relative to the market value of their shares if they wanted to sell their Common Stock. The Reverse/Forward Split will eliminate these problems for most stockholders with small holdings.

In light of these disproportionate costs, the Board of Directors believes that it is in the best interests of Brocade and its stockholders as a whole to eliminate the administrative burden and costs associated with such small accounts. We expect that we will reduce the total cost of administering registered stockholder accounts by at least $580,000 per year if we complete the Reverse/Forward Split.

Effect of the Reverse/Forward Split on Brocade Stockholders

Set forth below is a summary of the effect of the Reverse/Forward Split on the following categories of holders:

•	Registered Stockholders with a Record Account of Fewer than 100 Shares

•	Registered Stockholders with 100 or More Shares of Common Stock

•	Street Name Holders of Brocade Common Stock (through a nominee such as a bank or broker)

•	Current and Former Brocade Employees and Directors (all of which will be treated the same as other stockholders)

Registered Stockholders with a Record Account of Fewer than 100 Shares:

If we complete the Reverse/Forward Split and you are a Cashed-Out Stockholder (i.e., a stockholder holding fewer than 100 shares of Common Stock immediately prior to the Reverse Split):

•	You will not receive fractional shares of stock as a result of the Reverse Split.

•	Instead of receiving fractional shares, you will receive a cash payment for your affected shares. See “Determination of Cash-out Price” at page 22.

•	After the Reverse Split, you will have no further interest in Brocade with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in Brocade’s assets, earnings, or profits or in any dividends paid after the Reverse Split. In other words, you will no longer hold your cashed-out shares; you will have only the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.

•	You will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Split.

•	As soon as practicable after the time that we effect the Reverse/Forward Split, you will receive a cash payment for the cashed-out shares you held immediately prior to the Reverse Split in accordance with the procedures described below.

If you hold Book-Entry Shares:

•	Registered stockholders commonly hold their shares in book-entry form under the Direct Registration System for securities. These stockholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you are a Cashed-Out Stockholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. A check will be mailed to you at your registered address as soon as practicable after the Effective Date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

If you hold Certificated Shares:

•	If you are a Cashed-Out Stockholder with a stock certificate representing your cashed-out shares, you will receive a letter of transmittal as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to Brocade’s transfer agent, Wells Fargo Shareowner Services, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to Wells Fargo Shareowner Services, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see “Stock Certificates” below.

•	All amounts owed to you will be subject to applicable federal and state income tax and state abandoned property laws.

•	You will not receive any interest on cash payments owed to you as a result of the Reverse/Forward Split.

If you want to continue to hold Common Stock after the Reverse/Forward Split, you may do so by taking either of the following actions far enough in advance so that it is completed by the close of business (Eastern Time) on the Effective Date:

(1) purchase a sufficient number of shares of Common Stock on the open market so that you hold at least 100 shares of Common Stock in your account prior to the Reverse Split; or

(2) if applicable, consolidate your accounts so that you hold at least 100 shares of Common Stock in one account prior to the Reverse Split.

Registered Stockholders with 100 or More Shares of Common Stock:

If you are a registered stockholder with 100 or more shares of Common Stock as of 6:00 p.m. Eastern Time on the Effective Date, we will first convert your shares into one-one hundredth (1/100) of the number of shares you held immediately prior to the Reverse Split. One minute after the Reverse Split, at 6:01 p.m. Eastern Time, we will convert your shares in the Forward Split into 100 times the number of shares you held after the Reverse Split, which will result in you holding the same number of shares you held before the Reverse Split. As a result, the Reverse/Forward Split will not affect the number of shares you hold if you hold 100 or more shares of Common Stock immediately prior to the Reverse Split. For example, if you held 105 shares of Common Stock in your account immediately prior to the Reverse Split, your shares would be converted into 1.05 shares in the Reverse Split and then back to 105 shares in the Forward Split.

Street Name Holders of Brocade Common Stock:

Brocade intends for the Reverse/Forward Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees.

Current and Former Brocade Employees and Directors:

If you are a current or former employee or a director of Brocade, you may own Brocade restricted stock and/or hold options to purchase Common Stock through Brocade’s stock plans. In addition you may have invested in Common Stock under the Brocade Employee Stock Purchase Plan.

If you have invested in Common Stock under the Brocade Employee Stock Purchase Plan or you own Brocade restricted stock, you will be treated in the same manner as other stockholders. If you hold options to purchase less than 100 shares, you will not receive a cash payment for these options. The Reverse/Forward Split will not affect the number of shares issuable upon the exercise of these options to acquire Common Stock under Brocade’s stock plans.

Determination of Cash-out Price

In order to avoid the expense and inconvenience of issuing fractional shares to stockholders who hold less than one share of Common Stock after the Reverse Split, Brocade will pay cash for the fair value of such fractional shares. If stockholders approve this proposal at the Annual Meeting and the Reverse/Forward Split is completed, Brocade will pay Cashed-Out Stockholders a cash payment in consideration of the shares they held immediately prior to the Reverse Split in accounts with fewer than 100 shares of Common Stock. This cash-out payment will be an amount per share equal to the average of the closing prices per share of Common Stock on the Nasdaq Global Select Market for the period of ten consecutive trading days ending on (and including) the Effective Date, without interest.

Effect of the Reverse/Forward Split on Brocade

The Reverse/Forward Split will not affect the public registration of the Common Stock with the SEC under the Securities Exchange Act of 1934, as amended. Similarly, we do not expect the Reverse/Forward Split will affect the continued listing of the Common Stock on the Nasdaq Global Select Market.

The number of shares of authorized Common Stock will not change as a result of the Reverse/Forward Split. On February 2, 2007, there were 398,899,457 shares of Common Stock issued and outstanding and an additional 192,664,681 shares authorized and reserved for issuance under our equity incentive plans. As of February 2, 2007, 208,435,862 shares were authorized and unreserved for issuance under our certificate of incorporation. As a result of Brocade paying cash payments for the fractional shares of the Cashed-Out Stockholders, the total number of outstanding shares of Common Stock will be reduced by the number of shares held by the Cashed-Out Stockholders immediately prior to the Reverse Split. Following the Reverse/Forward split, Brocade will have approximately 396,583,169 shares issued and outstanding and an additional 192,664,681 shares authorized and reserved for issuance under our equity incentive plans. 210,752,150 shares will be authorized and unreserved under our certificate of incorporation, as amended. Brocade does not have any current plans, proposals or arrangements to issue the authorized and unreserved shares other than under the Company’s current stock plans.

The total number of shares that will be cashed-out and the total cash to be paid by Brocade are unknown at this point in time. Also, we do not know what the cash-out price will be. However, by way of example, if the Reverse/Forward Split had been completed as of February 2, 2007, when the average daily closing price per share of the Common Stock on the Nasdaq Global Select Market for the ten consecutive trading days then ended was $8.40, then the total cash payments that would have been issued to Cashed-Out Stockholders, including both registered and street name holders, would have been approximately $19 million. The actual aggregate amount will depend on the number of Cashed-Out Stockholders on the Effective Date, which will vary from the number of such stockholders on February 2, 2007.

The par value of the Common Stock will remain at $0.001 per share after the Reverse/Forward Split.

Stock Certificates

The Reverse/Forward Split will not affect any certificates representing shares of Common Stock held by registered stockholders owning 100 or more shares of Common Stock immediately prior to the Reverse Split. Old certificates held by any of these stockholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

Any Cashed-Out Stockholder with stock certificates will receive a letter of transmittal after the Reverse/Forward Split is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to Brocade’s transfer agent before they can receive a cash payment for those shares.

Certain Material Federal Income Tax Consequences

We have summarized below certain material federal income tax consequences to Brocade and its stockholders resulting from the Reverse/Forward Split. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the Reverse/Forward Split (whether or not such transactions are in connection with the Reverse/Forward Split) including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the Reverse/Forward Split. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Reverse/Forward Split, in light of your specific circumstances.

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the Reverse/Forward Split.

We believe that the Reverse/Forward Split will be treated as a tax-free “recapitalization” for federal income tax purposes. This will result in no material federal income tax consequences to Brocade.

Federal Income Tax Consequences to Stockholders Who Are Not Cashed Out by the Reverse/Forward Split

If you (1) continue to hold Common Stock immediately after the Reverse/Forward Split, and (2) receive no cash as a result of the Reverse/Forward Split, you will not recognize any gain or loss in the Reverse/Forward Split and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Reverse/Forward Split.

Federal Income Tax Consequences to Stockholders Who Receive Cash

If you receive cash as a result of the Reverse/Forward Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Reverse/Forward Split, as explained below.

If you (1) receive cash in exchange for a fractional share as a result of the Reverse/Forward Split, (2) do not continue to hold any Common Stock immediately after the Reverse/Forward Split, and (3) are not related to any person or entity which holds Common Stock immediately after the Reverse/Forward Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

On the other hand, if you both (1) receive cash as a result of the Reverse/Forward Split and (2) continue to hold Common Stock immediately after the Reverse/Forward Split (either actually or constructively), you generally will recognize gain, but not loss, in an amount equal to the lesser of (a) the excess of (i) the sum of the aggregate fair market value of your shares of Common Stock you continue to hold immediately after the Reverse/Forward Split plus the cash received (ii) over your adjusted tax basis in the shares held immediately prior to the Reverse/Forward Split, or (b) the amount of cash received in the Reverse/Forward Split. In determining whether you continue to hold Common Stock immediately after the Reverse/Forward Split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Common Stock held immediately after the Reverse/Forward Split will be equal to your aggregate adjusted tax basis in your shares of Common Stock held immediately prior to the Reverse/Forward Split, increased by any gain recognized in the Reverse/Forward Split, and decreased by the amount of cash received in the Reverse/Forward Split.

Any gain recognized in the Reverse/Forward Split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend” with respect to you, or (2) is a “substantially disproportionate redemption of stock” with respect to you, as described below.

“Not Essentially Equivalent to a Dividend.” You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in Brocade resulting from the Reverse/Forward Split is considered a “meaningful reduction” given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

“Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse/Forward Split will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of Common Stock owned by you immediately after the Reverse/Forward Split is less than 80% of the percentage of shares of Common Stock owned by you immediately before the Reverse/Forward Split.

In applying these tests, you may possibly take into account sales of shares of Common Stock that occur substantially contemporaneously with the Reverse/Forward Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated: first, as ordinary dividend income to you to the extent of your ratable share of Brocade’s undistributed earnings and profits; second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares; and third, as a capital gain for any remaining gain.

Information Reporting and Backup Withholding

You may be subject to information reporting with respect to any cash received in exchange for a fractional share of Common Stock in the Reverse/Forward Split. Holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding at a rate of 28%. Any amount withheld under such rules is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

No Appraisal Rights

Stockholders do not have appraisal rights under Delaware state law or under Brocade’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws in connection with the Reverse/Forward Split.

Reservation of Rights

We reserve the right to abandon the Reverse/Forward Split without further action by our stockholders at any time before the filing of the necessary amendments to Brocade’s Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse/Forward Split has been authorized by our stockholders at the Annual Meeting, and by voting in favor of the Reverse/Forward Split, you are expressly also authorizing us to determine not to proceed with the Reverse/Forward Split if we should so decide.

Vote Required

The affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting will be required to approve the amendments to Brocade’s Amended and Restated Certificate of Incorporation to effect a reverse stock split immediately followed by a forward stock split. Abstentions will have the effect of a vote “against” the amendments to Brocade’s Amended and Restated Certificate of Incorporation to effect a reverse stock split followed by a forward stock split. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the amendments to Brocade’s Amended and Restated Certificate of Incorporation to effect a 1-for-100 reverse stock split followed by a 100-for-1 forward stock split of Brocade’s Common Stock.

PROPOSAL THREE:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP as our independent auditors for the fiscal year ending October 27, 2007 and recommends that stockholders vote for ratification of such appointment. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interests of Brocade and its stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee may reconsider its selection.

KPMG LLP was first appointed in fiscal year 2002, and has audited our financial statements for fiscal years 2002, 2003, 2004, 2005 and 2006. We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed By KPMG LLP During Fiscal Years 2006 and 2005

	2006	2005

Audit Fees	$1,243,000	$1,256,000
Audit-Related Fees	$65,000	—
Tax Fees	—	—
All Other Fees	$895,000	1,168,000
Total	$2,203,000	$2,424,000

“Audit Fees” consisted of fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdiction, the preparation of an annual “management letter” on internal control matters and assurance services provided in connection with the assessment and testing of internal controls with respect to Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consisted of assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include consultations concerning new financial accounting and reporting standards in fiscal year 2006.

“Tax Fees” consisted of professional services rendered by KPMG LLP for tax compliance and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

“All Other Fees” for fiscal years 2005 and 2006 were substantially all related to fees incurred in connection with Audit Committee internal reviews regarding historical stock option granting practices, including leaves of absence and transition and advisory roles, which was completed in November 2005.

Pre-approval Policy.  The Audit Committee has established a policy governing our use of KPMG LLP for non-audit services. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditors’ independence. The Audit Committee pre-approves certain Audit and Audit-Related Services, subject to certain fee levels. Any proposed services that are not a type of service that has been pre-approved or that exceed pre-approval cost levels require specific approval by the Audit Committee in advance. The Committee periodically reviews the lists of pre-approved service types set forth in the policy as required. In fiscal years 2006 and 2005, all fees identified above under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” that were billed by KPMG LLP were approved by the Audit Committee in accordance with SEC requirements.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by KPMG LLP is compatible with maintaining their independence.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of KPMG LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as Brocade’s independent auditors for the fiscal year ending October 27, 2007.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers as of February 2, 2007.

Name	Age	Position

Michael Klayko	52	Chief Executive Officer and Director
Richard Deranleau	49	Chief Financial Officer, Vice President and Treasurer
Tejinder (TJ) Grewal	40	Vice President, Corporate Development
Don Jaworski	47	Vice President, Product Development
Tyler Wall	41	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Ian Whiting	42	Vice President, Worldwide Sales

Michael Klayko has served as our Chief Executive Officer and a director since January 2005. Prior to that, he served as Vice President, Worldwide Sales from May 2004 until January 2005. From April 2003 until May 2004, Mr. Klayko served as Vice President, Worldwide Marketing and Support, and from January 2003 until April 2003, he was Vice President, OEM Sales. From May 2001 to January 2003, Mr. Klayko was Chief Executive Officer and President of Rhapsody Networks, a privately held technology company acquired by Brocade. From December 1998 to April 2001, Mr. Klayko served as Executive Vice President of McDATA Corporation, a storage networking company. From March 1995 to November 1998, Mr. Klayko was Senior Vice President for North American Sales at EMC Corporation, a provider of information storage systems products. Mr. Klayko also held various executive sales and marketing positions at Hewlett-Packard Company and IBM Corporation. Mr. Klayko received a B.S. in Electronic Engineering from Ohio Institute of Technology, in Columbus, Ohio.

Richard Deranleau has served as Brocade’s Chief Financial Officer since May 2006 and as Vice President since November 2005. Mr. Deranleau served as our interim Chief Financial Officer from December 2005 until May 2006. He held the title Controller and Treasurer from May 2003 until December 2005. From 1992 to May 2003, Mr. Deranleau served in various management positions for Polycom, Inc., including Vice President of Finance and Treasurer from January 2001 to May 2003. Prior to Polycom, Mr. Deranleau held various accounting and finance positions at Tandem Computers and Coopers and Lybrand, LLC. Mr. Deranleau holds a B.S. in Economics from Iowa State University, an M.B.A. from San Jose State University in San Jose, California, and is a Certified Public Accountant.

Tejinder (TJ) Grewal, has served as Vice President of Corporate Development since August of 2004, and is responsible for developing and managing strategic Brocade corporate initiatives, including merger and acquisitions, alliances, key business initiatives, and the Brocade investment portfolio. From 1999 through August 2004, Mr. Grewal worked with McKinsey & Company, where he advised software, semiconductor, and consumer hardware clients as part of the company’s High Technology Practice. Prior to joining McKinsey, he was a senior manager in Ernst & Young’s technology practice. Mr. Grewal holds an M.B.A. from McMaster University and a B.A. from York University, both in Canada.

Don Jaworski has served as our Vice President, Product Development since November 2004. Prior to that, Mr. Jaworski served as our Vice President, Engineering from April 2003 to November 2004. From January 2002 to December 2002, Mr. Jaworski was with Mohr, Davidow Ventures, an early stage venture capital firm, as an Entrepreneur in Residence. From June 2000 to July 2001, Mr. Jaworski served as Senior Vice President of Product Development of Cacheflow, Inc., which acquired SpringBank Network, Inc., a privately held company, where Mr. Jaworski held the position of Chief Executive Officer and Vice President of Engineering from May 2000 to June 2000. Mr. Jaworski holds a B.S. in Computer Science from Bowling Green State University and an M.B.A. from Santa Clara University in Santa Clara, California.

Tyler Wall has served as Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Brocade since June 2005 and as Corporate Secretary and Chief Compliance Officer since July 2005. Prior to joining Brocade and from February 2000, he served as Vice President and General Counsel of Chordiant Software, Inc., an enterprise software applications corporation, where he was also Corporate Secretary from January 2004. From 1998 to February 2000, he served as Chordiant’s Director of Legal Affairs. Prior to joining Chordiant, Mr. Wall worked at Oracle Corporation, a provider of database and application software, where he served as

Corporate Counsel for the commercial licensing and distribution group. Mr. Wall holds a B.S. in economics with English literature minor from University of Utah; a J.D. from Santa Clara University School of Law; and an M.B.A. from Santa Clara University School of Business.

Ian Whiting has served as our Vice President, World Wide Sales since May 2005. From 2003 until his promotion to his current position, Mr. Whiting served as our Vice President of EMEA and Latin America, and from 2001 through 2002, as our Executive Director of Partner Sales for EMEA. Prior to joining us in 2001, he was Director of Compaq Storage Works EMEA. Mr. Whiting holds a bachelor’s degree in French and German from the University College Swansea, an M.A. in European Business Studies from Cranfield School of Management, and a diploma of marketing from the Chartered Institute of Marketing in Maidenhead, United Kingdom.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth compensation information for our Chief Executive Officer and our named executive officers as of the end of our last three fiscal years.

Summary Compensation Table

							Long-Term Compensation Awards
									Securities
					Other		Restricted		Underlying
	Fiscal	Annual Compensation			Annual		Stock		Options		All Other
	Year	Salary ($)	Bonus ($)		Compensation ($)		Awards ($)		(# of Shares)		Compensation ($)

Michael Klayko(1)	2006	$540,000	$1,743,050	(2)	—		$779,999	(3)	166,667	(4)	$22,403	(5)
Chief Executive	2005	$481,364	$341,951		—		—		1,600,000		$3,587
Officer	2004	$283,333	$195,230		—		—		575,000		$4,664
Richard Deranleau(6)	2006	$265,035	$473,096	(7)	—		$337,500	(8)	56,250	(9)	$46,921	(10)
Vice President,	2005	$206,766	$81,845		—		—		80,000		$2,154
Finance and CFO	2004	$187,968	$73,415		—		—		5,750		$2,087
Tejinder (TJ) Grewal(11)	2006	$263,333	$574,816	(12)	—		$375,000	(13)	510,417	(14)	$162,633	(15)
Vice President,	2005	$243,333	$110,184		—		—		175,000		$1,970
Corporate Development	2004	$78,182	$42,321		—		—		14,583		$135
Don Jaworski(16)	2006	$375,000	$897,224	(17)	—		$562,499	(18)	106,251	(19)	$585,073	(20)
Vice President,	2005	$375,000	$165,275		—		—		175,000		$4,260
Product Development	2004	$306,000	$177,381		—		—		425,000		$2,901
Ian Whiting (21)	2006	$365,280	$613,760	(22)	$12,146	(23)	$539,999	(24)	173,334	(25)	$70,947	(26)
Vice President,	2005	$336,630	$206,029	(27)	$71,628	(28)	—		245,000		$35,503	(29)
Worldwide Sales	2004	$173,621	$349,178	(30)	$97,080	(31)	—		160,000		$4,354	(32)

(1)	Mr. Klayko was named Chief Executive Officer in January 2005. Mr. Klayko joined the Company in January 2003 as Vice President, OEM Sales and subsequently served as Vice President, Worldwide Marketing and Support, and Vice President, Worldwide Sales.

(2)	Mr. Klayko’s fiscal year 2006 bonus amount includes a retention bonus of $438,050 which is related to fiscal year 2005, but required him to remain employed with the Company through December 15, 2005 and was paid during fiscal year 2006 (in December 2005).

(3)	At the end of fiscal year 2006, Mr. Klayko’s aggregate restricted stock holdings included 176,072 shares of restricted Common Stock subject to the Company’s right of repurchase valued at $1,484,287 based on the closing price of Brocade’s Common Stock as of October 27, 2006. All such shares of restricted common stock shall vest and be released from the Company’s right of repurchase as of November 21, 2007. Even while subject to the Company’s right of repurchase, Mr. Klayko is entitled to receive dividends, if any, declared on such shares.

(4)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Klayko elected to amend 166,667 shares of his nonqualified stock option grant dated August 15, 2003 to increase the exercise price from $5.53 to $5.64.

(5)	Mr. Klayko’s fiscal year 2006 all other compensation includes $2,070 in group term life insurance premiums, $2,000 in 401(k) matching payments, and $18,333.37 received in January 2007 as consideration for the amendment to his nonqualified stock option grant dated August 15, 2003 pursuant to the tender offer.

(6)	Mr. Deranleau was named Chief Financial Officer in May 2006. Mr. Deranleau joined the Company in June 2003 as Controller and Treasurer, and subsequently served as Vice President since November 2005 and as interim Chief Financial Officer from December 2005 until May 2006.

(7)	Mr. Deranleau’s fiscal year 2006 bonus amount includes (i) a retention bonus of $73,096 which is related to fiscal year 2005, but required him to remain employed with the Company through December 15, 2005 and was paid during fiscal year 2006 (in December 2005), (ii) project performance bonuses of $30,000 while serving as interim Chief Financial Officer, and (iii) a special one-time performance bonus of $10,000 in November 2005 while serving as Controller.

(8)	At the end of fiscal year 2006, Mr. Deranleau’s aggregate restricted stock holdings included 76,185 shares of restricted Common Stock subject to the Company’s right of repurchase valued at $642,240 based on the closing price of Brocade’s Common Stock as of October 27, 2006. All such shares of restricted common stock shall vest and be released from the Company’s right of repurchase as of November 21, 2007. Even while subject to the Company’s right of repurchase, Mr. Deranleau is entitled to receive dividends, if any, declared on such shares.

(9)	Mr. Deranleau’s securities underlying options includes shares in connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, pursuant to which Mr. Deranleau elected (i) to amend 4,000 shares of his nonqualified stock option grant dated December 10, 2003 to increase the exercise price per share from $5.52 to $5.78, and (ii) to amend 12,250 shares of his nonqualified stock option grant dated June 9, 2004 to increase the exercise price per share from $5.68 to $5.71.

(10)	Mr. Deranleau’s fiscal year 2006 all other compensation includes $786 in group term life insurance premiums, $2,000 in 401(k) matching payments, $2,400 for participation in an executive medical health program, $1,040 as consideration for the amendment to his nonqualified stock option grant dated December 10, 2003, $368 as consideration for the amendment to his nonqualified stock option grant dated June 9, 2004, and $40,328 to cancel a portion of his nonqualified stock option grant dated July 28, 2003 in consideration for a cash payment made in January 2007 pursuant to the tender offer.

(11)	Mr. Grewal joined the Company in July 2004 and has served as our Vice President of Corporate Development.

(12)	Mr. Grewal’s fiscal year 2006 bonus amount includes a retention bonus of $139,816 which is related to fiscal year 2005, but required him to remain employed with the Company through December 15, 2005 and was paid during fiscal year 2006 (in December 2005).

(13)	At the end of fiscal year 2006, Mr. Grewal’s aggregate restricted stock holdings included 84,650 shares of restricted Common Stock subject to the Company’s right of repurchase valued at $713,600 based on the closing price of Brocade’s Common Stock as of October 27, 2006. All such shares of restricted common stock shall vest and be released from the Company’s right of repurchase as of November 21, 2007. Even while subject to the Company’s right of repurchase, Mr. Grewal is entitled to receive dividends, if any, declared on such shares.

(14)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Grewal elected to (i) amend 160,417 shares of his nonqualified stock option grant dated August 12, 2004 to increase the exercise price per share from $4.04 to $4.82; and (ii) to amend 350,000 shares of his nonqualified stock option grant dated July 8, 2004 to increase the exercise price per share from $5.15 to $5.25.

(15)	Mr. Grewal’s fiscal year 2006 all other compensation includes $508 in group term life insurance premiums, $2,000 in 401(k) matching payments, $125,125 as consideration for the amendment of his nonqualified stock option grant dated August 12, 2004 and $35,000 as consideration for the amendment of his nonqualified stock option grant dated July 8, 2004.

(16)	Mr. Jaworski joined the Company in April 2003. He served as Vice President, Engineering from April 2003 to November 2004 and as Vice President, Product Development since November 2004.

(17)	Mr. Jaworski’s fiscal year 2006 bonus amount includes a retention bonus of $334,724 which is related to fiscal year 2005, but required him to remain employed with the Company through December 15, 2005 and was paid during fiscal year 2006 (in December 2005).

(18)	At the end of fiscal year 2006, Mr. Jaworski’s aggregate restricted stock holdings included 126,975 shares of restricted Common Stock subject to the Company’s right of repurchase valued at $1,070,399 based on the closing price of Brocade’s Common Stock as of October 27, 2006. All such shares of restricted common stock shall vest and be released from the Company’s right of repurchase as of November 21, 2007. Even while subject to the Company’s right of repurchase, Mr. Jaworski is entitled to receive dividends, if any, declared on such shares.

(19)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Jaworski elected (i) to amend 66,667 of his nonqualified stock option grant dated August 15, 2003 to increase the exercise price per share from $5.53 to $5.64, and (ii) to amend 39,584 of his nonqualified stock option grant dated February 26, 2004 to increase the exercise price per share from $6.58 to $7.34.

(20)	Mr. Jaworski’s fiscal year 2006 all other compensation $1,260 in group term life insurance premiums, $2,000 in 401(k) matching payments, $7,333 as consideration for the amendment of his nonqualified stock option grant dated August 15, 2003, $30,084 as consideration for the amendment of his nonqualified stock option grant dated February 26, 2004, and $544,396 to cancel a portion of his nonqualified stock option grant dated May 22, 2003 in consideration for a cash payment made in January 2007.

(21)	Mr. Whiting was named Vice President, Worldwide Sales in May 2005. Mr. Whiting joined the Company in 2001 as Executive Director of Partner Sales for EMEA and subsequently served as our Vice President of EMEA and Latin America.

(22)	Mr. Whiting’s fiscal year 2006 bonus amount includes a retention bonus of $50,000 which is related to fiscal year 2005, but required him to remain employed with the Company through December 15, 2005 and was paid during fiscal year 2006 (in December 2005).

(23)	Mr. Whiting’s fiscal year 2006 other annual compensation includes $12,146 in connection with Mr. Whiting’s relocation to the United States to assume his role as VP Worldwide Sales ($3,385 as reimbursement for payment of taxes and $8,761 in additional relocation payments).

(24)	At the end of fiscal year 2006, Mr. Whiting’s aggregate restricted stock holdings included 121,896 shares of restricted Common Stock subject to the Company’s right of repurchase valued at $1,027,583 based on the closing price of Brocade’s Common Stock as of October 27, 2006. All such shares of restricted common stock shall vest and be released from the Company’s right of repurchase as of November 21, 2007. Even while subject to the Company’s right of repurchase, Mr. Whiting is entitled to receive dividends, if any, declared on such shares.

(25)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Whiting elected (i) to amend 100,000 of his nonqualified stock option grant dated August 15, 2003 to increase the exercise price per share from $5.53 to $5.64, and (ii) to amend 73,334 of his nonqualified stock option grant dated August 12, 2004 to increase the exercise price per share from $4.04 to $4.82.

(26)	Mr. Whiting’s fiscal year 2006 all other compensation includes $746 in group term life insurance premiums, $2,000 in 401(k) matching payments, $11,000 as consideration for the amendment of his nonqualified stock option grant dated August 15, 2003, and $57,201 as consideration for the amendment of his nonqualified stock option grant dated August 12, 2004.

(27)	Mr. Whiting’s fiscal year 2005 bonus amount includes $126,696 earned as commissions and $79,333 earned as bonus.

(28)	Mr. Whiting’s fiscal year 2005 other annual compensation includes $71,628 in connection with Mr. Whiting’s relocation to the United States to assume his role as VP Worldwide Sales ($30,511 as reimbursement for payment of taxes and $41,117 in additional relocation payments).

(29)	Mr. Whiting’s fiscal year 2005 all other compensation includes $30,666 in nontaxable relocation expenses in connection with Mr. Whiting’s relocation to the United States to assume his role as Vice President, Worldwide Sales; $1,500 in connection with 401(k) matching payments; and $3,337 for family medical insurance premiums.

(30)	Mr. Whiting’s fiscal year 2004 bonus amount includes $226,986 earned as commissions and $122,192 earned as bonus.

(31)	Mr. Whiting’s fiscal year 2004 other annual compensation includes $97,080 as housing allowance.

(32)	Mr. Whiting’s fiscal year 2004 all other compensation includes $4,354 for family medical insurance premiums.

Option Grants in Last Fiscal Year

The following table sets forth information regarding options granted during fiscal year 2006 to each of the persons named in the Summary Compensation Table.

			Percent of
			Total			Potential Realizable
	Number of		Options			Value at Assumed
	Securities		Granted to	Exercise		Annual Rates of Stock
	Underlying		Employees	Price		Price Appreciation for
	Options		in Fiscal	per Share	Expiration	Option Term(1)
Name	Granted (#)		Year(2)	($/Share)(3)(4)	Date	5% ($)	10% ($)

Michael Klayko	166,667	(5)	1.21%	$5.64	08/15/2010	$198,242	$442,440
Richard Deranleau	40,000	(6)	0.29%	$4.19	12/08/2012	$68,293	$159,176
	12,250	(7)	0.09%	$5.71	06/09/2011	$17,113	$39,884
	4,000	(8)	0.03%	$5.78	12/10/2013	$9,007	$22,423
Tejinder (TJ) Grewal	160,417	(9)	1.17%	$4.82	08/12/2011	$376,667	$689,304
	350,000	(10)	2.55%	$5.25	07/08/2011	$659,607	$1,324,403
Don Jaworski	66,667	(11)	0.49%	$5.64	08/15/2010	$79,297	$176,976
	39,584	(12)	0.29%	$7.34	02/26/2011	$(13,070)	$54,940
Ian Whiting	73,334	(13)	0.53%	$4.82	08/12/2011	$172,192	$315,113
	100,000	(14)	0.73%	$5.64	08/15/2010	$118,945	$265,463

(1)	Potential realizable values (i) are net of exercise price before taxes, (ii) assume that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term, and (iii) assume that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC rules and do not reflect our estimate of future stock price growth.

(2)	Based on options to purchase 6,236,513 shares of Common Stock granted to employees in fiscal year 2006, and 7,506,320 options amended pursuant to a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended.

(3)	Options were granted at an exercise price equal to the fair market value of our Common Stock, which is the closing sales price of Brocade’s Common Stock as reported on the Nasdaq Global Select Market on the date of grant.

(4)	Exercise price and tax withholding obligations may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure.

(5)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Klayko elected to amend a portion of his nonqualified stock option grant dated August 15, 2003 to increase the exercise price from $5.53 to $5.64 and to receive a cash payment promptly following January 1, 2007 of $18,333 in consideration for the amendment to such option.

(6)	The option granted to Mr. Deranleau in fiscal year 2006 to purchase 40,000 shares vests as follows: 1/48th of the shares vest monthly over four years.

(7)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Deranleau elected to amend a portion of his nonqualified stock option grant dated June 9, 2004 to increase the exercise price per share from $5.68 to $5.71 and to receive a cash payment promptly following January 1, 2007 of $368 in consideration for the amendment to such option.

(8)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Deranleau elected to amend a portion of his nonqualified stock option grant dated December 10, 2003 to increase the exercise price per share from $5.52 to $5.78 and to receive a cash payment promptly following January 1, 2007 of $1,040 in consideration for the amendment to such option.

(9)	In connection with a tender offer by Brocade Communications Systems, Inc. filed with the SEC on May 12, 2006 and ended on June 12, 2006, Mr. Grewal elected to amend a portion of his nonqualified stock option grant dated August 12, 2004 to increase the exercise price per share from $4.04 to $4.82 and to receive a cash payment promptly following January 1, 2007 of $125,125 in consideration for the amendment to such option.

(10)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Grewal elected to amend a portion of his nonqualified stock option grant dated July 8, 2004 to increase the exercise price per share from $5.15 to $5.25 and to receive a cash payment promptly following January 1, 2007 of $35,000 in consideration for the amendment to such option.

(11)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Jaworski elected to amend a portion of his nonqualified stock option grant dated August 15, 2003 to increase the exercise price per share from $5.53 to $5.64 and to receive a cash payment promptly following January 1, 2007 of $7,333 in consideration for the amendment to such option.

(12)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Jaworski elected to amend a portion of his nonqualified stock option grant dated February 26, 2004 to increase the exercise price per share from $6.58 to $7.34 and to receive a cash payment promptly following January 1, 2007 of $30,084, in consideration for the amendment to such option.

(13)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Whiting elected to amend a portion of his nonqualified stock option grant dated August 12, 2004 to increase the exercise price per share from $4.04 to $4.82 and to receive a cash payment promptly following January 1, 2007 of $57,201 in consideration for the amendment to such option.

(14)	In connection with a tender offer by Brocade related to certain stock options, as described in a Schedule TO filed with the SEC on May 12, 2006, as amended, Mr. Whiting elected to amend a portion of his nonqualified stock option grant dated August 15, 2003 to increase the exercise price per share from $5.53 to $5.64 and to receive a cash payment promptly following January 1, 2007 of $11,000 in consideration for the amendment to such option.

Aggregated Option Exercises in Fiscal Year 2006 and Year-End Option Values

The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of the fiscal year ended October 28, 2006.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year-End (#)		Fiscal Year End ($)(2)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Klayko	—	—	1,723,608	1,165,173	$4,929,161	$2,751,725
Richard Deranleau	—	—	88,977	70,835	$255,820	$280,339
Tejinder (TJ) Grewal	—	—	360,936	339,064	$1,147,959	$1,033,416
Don Jaworski	—	—	682,928	246,238	$1,978,001	$669,788
Ian Whiting	—	—	487,526	232,349	$1,339,876	$854,538

(1)	Market value of our Common Stock at the exercise date minus the exercise price.

(2)	Market value of our Common Stock at fiscal year-end minus the exercise price. The market value of our Common Stock on Saturday, October 28, 2006 was $8.43 per share, which was the closing price on Friday, October 27, 2006.

Report on Stock Option Exchange (Ten-Year Option/SAR Repricings)

On May 12, 2006, Brocade filed a Schedule TO (“Tender Offer”) with the SEC. The Tender Offer was filed to address recent changes to tax laws that could have serious, unfavorable personal tax consequences for some of Brocade’s employees who received certain stock options that were or may have been granted at a discount from fair market value at the time of grant. Specifically, under Section 409A of the Internal Revenue Code, certain options granted at a discount may trigger certain adverse tax consequences, including income tax at vesting, an additional 20% tax and interest charges, in addition to standard federal, state and other applicable taxes. The Tender Offer provided affected employees with the opportunity to amend or cancel their affected options to remedy the unfavorable personal tax consequences of the tax law change.

Specifically, the Company offered to amend certain discounted options granted after August 14, 2003 to increase the option grant price to the fair market value on the date of grant, and to give the employee a cash payment for the difference in option grant price between the amended option and the original discounted price. For certain options granted prior to August 14, 2003 that may have been granted at a discount, the Company offered to cancel the options in exchange for a cash payment based on the Black-Scholes value of the option. The Tender Offer was completed effective June 12, 2006.

The following table sets forth information with respect to persons named in the Summary Compensation Table concerning stock options that were exchanged pursuant to the Tender Offer.

		Number of				Length of
		Securities	Market Price			Original Option
		Underlying	of Stock	Exercise Price	New	Term Remaining
		Options/SARs	at Time of	at Time of	Exercise	at Date of
		Repriced	Repricing	Repricing	Exercise	Repricing or
Name	Date	or Amended	or Amendment	or Amendment	Price	Amendment(1)

Michael Klayko(2)	06-12-06	166,667	$5.57	$5.53	$5.64	4.2
Chief Executive Officer
Richard Deranleau(3)	06-12-06	4,000	$5.57	$5.52	$5.78	7.5
Vice President Finance and CFO	06-12-06	12,250	$5.57	$5.68	$5.71	5.0
	06-12-06	27,188	$5.57	$5.59	n/a	0
Tejinder (TJ) Grewal(4)	06-12-06	350,000	$5.57	$5.15	$5.25	5.1
Vice President, Corporate Development	06-12-06	160,417	$5.57	$4.04	$4.82	5.2
Don Jaworski(5)	06-12-06	320,834	$5.57	$5.14	n/a	0
Vice President, Product	06-12-06	66,667	$5.57	$5.53	$5.64	4.2
Development	06-12-06	39,584	$5.57	$6.58	$7.34	4.7
Ian Whiting(6)	06-12-06	100,000	$5.57	$5.53	$5.64	4.2
Vice President, Worldwide Sales	06-12-06	73,334	$5.57	$4.04	$4.82	5.2

(1)	Represents the number of years, and fractions thereof, remaining on the option terms.

(2)	Mr. Klayko elected to amend a portion of his nonqualified stock option grant dated August 15, 2003 to increase the exercise price per share from $5.53 to $5.64 and to receive a cash payment promptly following January 1, 2007 of $18,333 in consideration for the amendment to such option.

(3)	Mr. Deranleau elected (i) to amend a portion of his nonqualified stock option grant dated December 10, 2003 to increase the exercise price per share from $5.52 to $5.78 and to receive a cash payment promptly following January 1, 2007 of $1,040 in consideration for the amendment to such option, (ii) to amend a portion of his nonqualified stock option grant dated June 9, 2004 to increase the exercise price per share from $5.68 to $5.71 and to receive a cash payment promptly following January 1, 2007 of $368 in consideration for the amendment to such option, and (iii) to cancel a portion of his nonqualified stock option grant dated July 28, 2003 in consideration for a cash payment promptly following January 1, 2007 of $40,328.

(4)	Mr. Grewal elected to (i) amend a portion of his nonqualified stock option grant dated August 12, 2004 to increase the exercise price per share from $4.04 to $4.82 and to receive a cash payment promptly following January 1, 2007 of $125,125 in consideration for the amendment to such option; and (ii) to amend a portion of his nonqualified stock option grant dated July 8, 2004 to increase the exercise price per share from $5.15 to

$5.25 and to receive a cash payment promptly following January 1, 2007 of $35,000 in consideration for the amendment to such option.

(5)	Mr. Jaworski elected (i) to amend a portion of his nonqualified stock option grant dated August 15, 2003 to increase the exercise price per share from $5.53 to $5.64 and to receive a cash payment promptly following January 1, 2007 of $7,333 in consideration for the amendment to such option, (ii) to amend a portion of his nonqualified stock option grant dated February 26, 2004 to increase the exercise price per share from $6.58 to $7.34 and to receive a cash payment promptly following January 1, 2007 of $30,084, in consideration for the amendment to such option, and (iii) to cancel a portion of his nonqualified stock option grant dated May 22, 2003 in consideration for a cash payment promptly following January 1, 2007 of $544,396.

(6)	Mr. Whiting elected (i) to amend a portion of his nonqualified stock option grant dated August 15, 2003 to increase the exercise price per share from $5.53 to $5.64 and to receive a cash payment promptly following January 1, 2007 of $11,000 in consideration for the amendment to such option, and (ii) to amend a portion of his nonqualified stock option grant dated August 12, 2004 to increase the exercise price per share from $4.04 to $4.82 and to receive a cash payment promptly following January 1, 2007 of $57,201 in consideration for the amendment to such option.

Respectfully submitted by:

David L. House (Chairperson)
Neal Dempsey
Renato DiPentima*
Glenn C. Jones
John W. Gerdelman*
Michael Klayko
L. William Krause
Michael Rose
Sanjay Vaswani
Robert R. Walker

* Dr. DiPentima and Mr. Gerdelman joined the Board of Directors in January 2007.

Equity Compensation Plan Information

The following table summarizes information, as of October 28, 2006, with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans (in thousands except per share amounts):

				Number of Securities
				Remaining Available
				for Future Issuance
	Number of Securities			Under Equity
	to be Issued		Weighted Average	Compensation Plans
	upon Exercise of		Exercise Price of	(Excluding Securities
Plan Category	Outstanding Options		Outstanding Options	Reflected in Column A)

Equity compensation plans approved by shareholders(1)	31,201	(3)	$5.94	51,643	(4)
Equity compensation plans not approved by shareholders(2)	8,753	(5)	$7.80	35,258
Total	39,954		$6.34	86,901

(1)	Consists of the Company’s 1999 Employee Stock Purchase Plan (the “Purchase Plan”), 1999 Director Option Plan, and 1999 Stock Plan and Rhapsody’s Stock Option Plan and Therion’s Stock Option Plan. Both the Rhapsody and Therion plans were assumed in connection with acquisitions.

(2)	Consists solely of the 1999 Nonstatutory Stock Option Plan. See Note 11, “Stockholders’ Equity,” of the Notes to Consolidated Financial Statements in the Company’s 10-K for the fiscal year ended October 28, 2006, for a brief description of the material features of the plan.

(3)	Excludes purchase rights accruing under the Purchase Plan. As of October 28, 2006, the Purchase Plan had a shareholder-approved reserve of 43.9 million shares, of which 32.2 million shares were available for future issuance.

(4)	Consists of shares available for future issuance under the Purchase Plan, 1999 Director Option Plan, the 1999 Stock Plan, the Rhapsody stock Option Plan, and the Therion Stock Option Plan.

(5)	Substantially all shares were granted prior to fiscal year ended October 25, 2003.

Change of Control and Severance Arrangements

Michael Klayko.  Brocade has entered into an agreement with Mr. Klayko whereby if his employment with Brocade is terminated by Brocade without cause or by him for good reason within 12 months after a change of control of Brocade, he will receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 24 months of his base salary and 200% of his target bonus for the fiscal year in which his termination occurs, (b) company-paid COBRA benefits for 18 months, and (c) full accelerated vesting of then-outstanding, unvested stock options granted on or prior to March 8, 2005. In addition, such agreement also provides that if Mr. Klayko’s employment with Brocade is terminated without cause (other than within 12 months after a change of control of Brocade), he will receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 12 months of his base salary and target bonus, and (b) Company-paid COBRA benefits for 12 months.

Richard Deranleau.  The Compensation Committee has approved a severance and change of control arrangement for Mr. Deranleau pursuant to the following terms. If Mr. Deranleau’s employment is terminated within 12 months after a change of control of the Company, by the Company without cause or by Mr. Deranleau for good reason, he is eligible to receive, subject to signing a release of claims in favor of the Company and its affiliates, (a) a lump sum payment equal to 12 months of his base salary and 100% of his target bonus for the fiscal year in which his termination occurs, (b) Company-paid COBRA benefits for 12 months, and (c) accelerated vesting with respect to 50% of his then outstanding, unvested equity awards. If the employment of Mr. Deranleau is terminated by the Company without cause (other than within 12 months of a change of control of the Company), Mr. Deranleau is entitled to receive, subject to signing a release of claims in favor of the Company and its affiliates, (a) a lump sum payment equal to 6 months of his base salary and 50% of his target bonus for the fiscal year in which his termination occurs, and (b) Company-paid COBRA benefits for 6 months. The agreement has a two-year term; provided, however, that any acceleration of vesting provisions applicable to equity awards granted prior to the end of the two-year term shall survive expiration of the term. The above terms are not intended to reduce any acceleration of vesting which Mr. Deranleau is entitled to receive pursuant to other agreements.

With respect to an option to purchase 200,000 shares of the Company’s common stock granted to Mr. Deranleau in November 2006, Mr. Deranleau is entitled to acceleration of all of the then unvested portion of such option upon termination of employment by the Company without cause, or by such officer for good reason, within 12 months following a change of control, subject to receipt by the Company of a general release of claims.

Tejinder (TJ) Grewal, Don Jaworski and Ian Whiting.  Brocade has entered into an agreement with each of TJ Grewal, Don Jaworski and Ian Whiting, each an executive officer. Pursuant to the terms of such agreements, if such executive officer’s employment is terminated by Brocade without cause or by either of them for good reason within 12 months after a change of control of Brocade, he is eligible to receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 12 months of his respective base salary and 100% of his respective target bonus for the fiscal year in which his termination occurs, (b) Company-paid COBRA benefits for 12 months, and (c) full accelerated vesting of the executive officer’s then outstanding, unvested stock options granted on or prior to March 8, 2005 and certain options to purchase 200,000 shares of Common Stock granted to Mr. Jaworski in November 2006, except that Mr. Whiting shall receive full accelerated vesting with respect to his then-outstanding, unvested stock options granted on or prior to April 30, 2005 and those stock options granted to him as a result of his promotion to VP Worldwide Sales. If the employment of any such executive officers is terminated without cause (other than within 12 months after a change of control of Brocade), such executive officer is entitled to receive, subject to signing a release of claims in favor of Brocade and its affiliates, (a) a lump sum payment equal to 6 months of his base salary and 50% of his target bonus for the fiscal year in which his termination occurs, and (b) Company-paid COBRA benefits for 6 months.

With respect to certain options to purchase shares of the Company’s common stock, restricted stock units and performance-based restricted stock units granted effective November 24, 2006, Messrs. Grewal, Jaworski and Whiting are entitled to acceleration of 50% of the then unvested portion of such award upon termination of employment by the Company without cause, or by such officer for good reason, within 12 months following a change of control.

Retirement Benefits

The Company has no retirement plan or benefit arrangements in place with any senior executives other than the Company’s 401(k) Plan which is available to all employees.

10b5-1 Trading Plans

Each of the Company’s Executive Officers and Directors may enter into a written plan for the automatic trading of securities in accordance with Section 10b5-1 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Company may also enter into a written plan for the automatic trading of securities in accordance with Section 10b5-1 of the General Rules and Regulations under the Securities Exchange Act of 1934 with respect to its stock repurchase program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Change of Control and Severance Agreements,” there was not during fiscal year 2006 nor is there currently proposed, any transaction or series of similar transactions to which Brocade was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

COMPENSATION COMMITTEE REPORT

The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to our executive officers during fiscal year 2006. Actual compensation earned during fiscal year 2006 by the executive officers named in the Summary Compensation Table is shown in the Summary Compensation Table on page 30. For a description of the Compensation Committee and its members, please see the section titled “Committees of the Board of Directors — Compensation Committee” on page 9.

Compensation Strategy

Brocade’s executive compensation policies are designed to attract, motivate and retain highly talented executives who will contribute to the Company’s long-term success. We reward our executives for achievement of designated business objectives, the level of their individual contribution and the overall financial performance of Brocade. Within this overall strategy, the Compensation Committee’s objectives are to:

•	Provide a competitive total compensation package that takes into consideration the compensation practices of peer companies in the storage/networking industry as well as those of similarly-sized companies in the broader technology industry;

•	Provide variable compensation opportunities based upon a “pay-for-performance” philosophy which links the level of compensation awarded under these opportunities to the achievement of financial, organizational, management and individual performance goals;

•	Share the stockholder value created by our executive officers and align the financial interests and objectives of our executive officers with those of our stockholders by providing our executive officers with an equity interest in Brocade; and

•	Provide health and welfare protection to assist our executive officers and their families with catastrophic events, such as death, disability or illness.

Components of Executive Compensation

The compensation program for our executive officers consists of the following components:

•	Base Salary;

•	Annual Cash Incentives;

•	Long-Term Equity Incentives;

•	Health and Welfare Benefits; and

•	Change of Control and Severance Arrangements

Base Salary.  On an annual basis or on an as needed basis, Brocade performs external market compensation comparisons relative to the storage/networking and broader technology industries. Our philosophy regarding base salaries is to be at or above the comparable industry 50th percentile, although actual positioning will depend on Company performance and individual performance, experience and qualifications. The Compensation Committee reviews management’s recommendations and sets the salaries of executive officers prior to or at the beginning of each fiscal year taking the above factors into account. The Compensation Committee also engaged a third party compensation consultant to provide input on the Company’s compensation structure for its executive officers, including base salary, annual cash incentives and long-term equity incentives.

Annual Cash Incentives.  We have implemented a cash incentive plan, called the “Senior Leadership Plan,” which is designed to link incentive compensation with individual and Company performance. The Senior Leadership Plan provides compensation opportunities to our executive officers in the form of annual cash incentives. These cash incentives reflect the Compensation Committee’s belief that a significant portion of the compensation of each executive officer should be in the form of variable compensation linked to performance. Such cash incentives are intended to motivate and reward executive officers by linking a significant amount of their cash compensation to Company and departmental goals, as well as individual-based performance. Our total cash compensation (including salary and bonuses) is targeted at or above the 50th percentile of market data for the storage/networking and broader technology industries, although actual positioning will depend on Company performance and individual performance, experience and qualifications.

All of our named executive officers, as well as each of our officers who are not named executive officers, are eligible to participate in the Senior Leadership Plan. Prior to the beginning of fiscal year 2006, the Compensation Committee established target cash incentives for each executive officer as a percentage of the officer’s base salary. During fiscal year 2006, the annual target level of the cash incentives that the executive officers were eligible to receive under the Senior Leadership Plan varied from 40% to 75% percent of such officer’s base salary. The target incentive for executive officers is based on competitive market forces and the role of the executive. The ability to earn these incentives, other than the Chief Executive Officer, was based on the following elements: Company revenue targets (50%), Company operating profit (40%) and individual departmental, financial, strategic and/or operational goals (10%). The maximum payout of the annual incentive is 200% of target. For fiscal year 2006, the annual cash incentives for our executive officers also included a special time-based element, which required the executive to remain employed with the Company through the end of the Company’s fiscal year in order to receive the incentive. This bonus amount was equal to 100% of the officer’s regular annual incentive target for fiscal year 2006 and was payable in December 2006. In addition, the executive officers received a time-based cash incentive in December 2005 that required the executive to remain employed with the Company through December 15, 2005. This additional bonus amount guaranteed a total cash bonus payment (together with the annual cash bonus incentive for fiscal year 2005) of 200% of the officer’s regular annual incentive target for fiscal year 2005, provided such officer’s individual departmental, financial, strategic and/or operational goals were met. The purpose of these additional bonus amounts was to provide meaningful retention incentives to our executive officers during a time of significant uncertainty for the Company.

For fiscal year 2007, in addition to the regular annual cash incentive for fiscal year 2007, each of the Company’s executive officers will be eligible to receive an additional cash bonus equal to 50% of his or her respective regular annual incentive target for fiscal year 2007, provided, such officer remains employed with the Company through the end of the Company’s fiscal year 2007.

Long-Term Equity Incentives.  For fiscal 2006, the Compensation Committee provided our executive officers with long-term incentive compensation through grants of options to purchase our Common Stock and/or grants of restricted stock subject to a right of repurchase which lapses over time. The amount of the restricted stock grant was equal to 150% of the executive’s base salary. The award vests in full on the two-year anniversary of the date of grant, which is November 21, 2007. The goal of our long-term equity incentive program is to align the interests of executive officers with those of Brocade’s stockholders and to provide each executive officer with a significant incentive to manage Brocade from the perspective of an owner with an equity stake in the business. We believe that equity awards directly motivate an executive to maximize long-term stockholder value. In addition, the equity awards utilized vesting periods that encourage key executives to remain employed by us. Specific award amounts are set forth in the Summary Compensation Table and the Option Grants in Last Fiscal Year Table.

For fiscal year 2007, Brocade has implemented an executive equity program that utilizes stock options, performance-based restricted stock units and time-based restricted stock units. This combination of equity award types supports Brocade’s pay-for-performance philosophy in a number of important ways. The stock options will typically have a four-year vesting period to encourage a long-term perspective and retention; they will be granted at the fair market value of Brocade’s common stock on the date of the grant so that value is realized by our executive officers only with stock price appreciation from the date of grant. The performance-based restricted stock units (PRSUs) will provide a direct incentive for Brocade’s future performance by linking our executive officers’ ability to earn shares of our common stock directly to the Company’s performance relative to specific peer companies. Performance on the following equally-weighted metrics will be measured versus the peer companies at the end of a three-year performance period: (i) revenue growth, (ii) operating income growth, (iii) free cash flow growth, and (iv) stock price performance. These criteria will be equally weighted and each of our executive officers will have the ability to earn from 0% to 200% of the applicable target award depending on the Company’s performance against these measures. The time-based restricted stock units (RSUs) will provide retention incentives and will assist the Company with its succession planning efforts. They will also assist the Company in granting market-competitive long-term incentive awards to our executive officers at lower dilution rates. The time-based restricted stock units awarded to our executive officers will vest in full on 11/24/2008. For fiscal year 2008 and beyond, we anticipate that vesting will occur in two equal installments: 50% after the first two years and 50% after the third year from the grant date.

The Compensation Committee considers each equity award subjectively at the time the new equity award is granted, reviewing factors such as competitive market data, individual performance, and anticipated future contribution toward the attainment of our long-term strategic performance. In fiscal year 2006, executive officers were granted stock options to purchase 40,000 shares of our Common Stock and 673,814 shares of restricted stock subject to our repurchase option.

Health and Welfare Benefits.  We provide the following benefits to our senior executives generally on the same basis as they are provided to all of our employees:

•	Health, vision and dental insurance;

•	Life insurance;

•	Short-and long-term disability; and

•	401(k) plan.

We believe these benefits are consistent with those offered by other storage/networking and similarly-sized technology companies.

Change of Control and Severance Arrangements.  Executives are entitled to certain severance benefits in connection with a termination without cause or a termination following a change of control. Please refer to “Change of Control and Severance Arrangements” on page 38 for a detailed description of such arrangements.

Chief Executive Officer Compensation

The Compensation Committee uses the philosophy, process and procedures described above in setting the annual salary, bonus and equity awards for our Chief Executive Officer. Specifically, in July 2006, the Compensation Committee reviewed and approved an increase to the base salary for Mr. Klayko from $520,000 to $580,000. The Compensation Committee’s decisions with regard to Mr. Klayko’s base salary, incentive bonus opportunity and the equity awards granted to him as Chief Executive Officer of Brocade, were based on his personal performance of his job responsibilities and duties, the compensation levels of chief executive officers of peer companies in the technology industry and the advice of independent compensation consultants.

Similar to the Company’s other executive officers, Mr. Klayko participates in the Company’s Senior Leadership Plan. During fiscal year 2006, the annual target level of the cash incentives that Mr. Klayko was eligible to receive under the Senior Leadership Plan was 75% of his base salary. The criteria for Mr. Klayko’s annual target incentive was based on the following elements: Company revenue targets (50%) and Company operating profit (50%). The maximum payout of the annual incentive is 200% of target.

For fiscal year 2006, the annual cash incentives for Mr. Klayko also included a special time-based element, which required him to remain employed with the Company through the end of the Company’s fiscal year in order to receive the incentive, similar to the other executive officers. The bonus amount was equal to 100% of his regular annual incentive target for fiscal year 2006 and was payable in December 2006. In addition, he received a time-based cash incentive in December 2005 that required him to remain employed with the Company through December 15, 2005. The additional bonus amount guaranteed a total cash bonus payment (together with Mr. Klayko’s annual cash bonus incentive for fiscal year 2005) of 200% of his regular annual incentive target for fiscal year 2005, provided Mr. Klayko’s individual, financial, strategic and/or operational goals were met. The purpose of these additional bonus amounts was to provide meaningful retention incentives to our Chief Executive Officer during a time of significant uncertainty for the Company.

For fiscal year 2007, the annual incentive bonus opportunity for Mr. Klayko was increased from 75% to 100%. The increase to the target incentive opportunity to 100% of base salary is consistent with market 50th percentile practice. The criteria for Mr. Klayko’s annual incentive target was also amended to consist of the following performance metrics as approved by the Company’s Board of Directors: (i) revenue targets (37.5%), (ii) non-GAAP operating profit targets (37.5%), and (iii) individual departmental, financial, strategic and/or operational goals as determined by the Compensation Committee (25%). Mr. Klayko will also be eligible to receive an additional cash bonus equal to 50% of his regular annual incentive target for fiscal year 2007, provided he remains employed with the Company through the end of the Company’s fiscal year 2007.

Mr. Klayko is entitled to certain severance benefits in connection with a termination without cause or a termination following a change of control. Please refer to “Change of Control and Severance Arrangements — Michael Klayko” on page 39 for a detailed description of such benefits.

2006 Tender Offer

Effective June 12, 2006, Brocade completed a tender offer which was intended to address recent changes to tax laws that could have adverse personal tax consequences for Brocade’s employees who received stock options that were or may have been granted at a discount from fair market value at the time of grant. The tender offer allowed employees to amend affected options granted after August 14, 2003 to increase the option grant price to the fair market value on the date of grant in exchange for a cash payment equal to the difference in option grant price between the amended option and the original discounted price. In addition, employees were offered the opportunity to cancel affected options granted prior to August 14, 2003 in exchange for a cash payment based on the Black-Scholes value of the option. The tender offer provided that all cash payments would be made promptly following January 1, 2007, but were not subject to any vesting conditions or otherwise subject to forfeiture.

Four of the Company’s executive officers, including the Company’s Chief Executive Officer, elected to participate in the tender offer. The executive officers participated in the tender offer on the same terms and conditions as were available to all affected employees.

Policy on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1.0 million per officer in any year. At the Company’s annual meeting in 2002, our stockholders approved option grant limitations contained in the Company’s 1999 Stock Plan so that the Company could deduct for federal income tax purposes compensation in excess of $1.0 million that may be paid to certain of our executive officers in any single year. (Compensation includes cash compensation as well as gains associated with the exercise of stock options under the 1999 Stock Plan.) As a result, the 1999 Stock Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1999 Stock Plan will generally qualify as performance-based compensation not subject to the $1.0 million limitation. However, the Compensation Committee reserves the right to pay amounts of compensation that may not be fully deductible under Section 162(m) if it believes that it is in the best interests of the Company and its stockholders to do so.

Respectfully submitted by:

Neal Dempsey (Chair)
John W. Gerdelman*
David L. House**
L. William Krause
Sanjay Vaswani

*	appointed to the Compensation Committee effective as of February 12, 2007.

**	appointed to the Compensation Committee in January 2006.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended October 28, 2006 with our management. In addition, the Audit Committee has discussed with KPMG LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from KPMG LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 28, 2006.

Respectfully submitted by:

Robert R. Walker (Chair)
Glenn C. Jones*
Michael Rose*

* appointed to the Audit Committee in April 2006.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Common Stock with the cumulative return of the Nasdaq Composite Index, the SIC Code 3577 Computer Peripheral Equipment Index and the Nasdaq Computer Index (IXCO) for the period commencing October 27, 2001 and ending on October 28, 2006. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point. Beginning in fiscal year 2005, the Company added the Nasdaq Computer Index to this table. The Nasdaq Computer Index contains securities of approximately 580 Nasdaq-listed companies classified according to the Industry Classification Benchmark as Technology (excluding Telecommunications Equipment), which include computer services, internet, software, computer hardware, electronic office equipment and semiconductors.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG BROCADE COMMUNICATIONS SYSTEMS, INC.,
THE NASDAQ COMPOSITE INDEX,
THE NASDAQ COMPUTER INDEX AND SIC CODE 3577

*	$100 invested on 10/27/01 in stock or on 10/31/01 in index-including reinvestment of dividends. Indexes calculated on month-end basis.

	Cumulative Total Return
	10/27/01	10/26/02	10/25/03	10/30/04	10/29/05	10/28/06
BROCADE COMMUNICATIONS SYSTEMS, INC.	100.00	32.84	24.12	27.03	14.33	33.56
NASDAQ COMPOSITE INDEX	100.00	81.37	117.83	121.26	132.68	151.44
NASDAQ COMPUTER INDEX	100.00	92.88	180.12	136.08	133.30	151.52
SIC CODE 3577 (Computer Peripheral Equipment)	100.00	67.78	113.97	114.13	99.51	128.46

The performance graph set forth above assumes that on October 27, 2001, $100 was invested in our Common Stock, in the Nasdaq Composite Index, in the SIC Code 3577 Computer Peripheral Equipment Index and the Nasdaq Computer Index (IXCO), and that all dividends were reinvested. No dividends have been declared or paid on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call our Investor Relations group at 408-333-8000 or write to Investor Relations, Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110. They may also send an email to our Investor Relations Group at investor-relations@brocade.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

INCORPORATION BY REFERENCE

The information contained above under the captions “Report on Stock Option Exchange (Ten-Year Option/SAR Repricings),” “Compensation Committee Report,” “Audit Committee Report” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Brocade specifically incorporates it by reference into such filing.

For the Board of Directors

Tyler Wall
Vice President, General Counsel and
Corporate Secretary

March 6, 2007

Appendix I

PROPOSED AMENDMENTS
TO BROCADE’S RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT
OF BROCADE’S COMMON STOCK

PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO BROCADE’S
RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT
TO
RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
OF
BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc., a Delaware corporation (the “Company”), does hereby certify that:

FIRST:  This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Company’s Restated and Amended Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND:  The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 6:00 p.m., Eastern Standard Time, on [  ].

THIRD:  Article IV of the Certificate of Incorporation is hereby amended by deleting Section 1 in its entirety and replacing it with the following:

“1. The Company is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Company is authorized to issue is 805,000,000 shares. The number of shares of Common Stock authorized is 800,000,000. The number of shares of Preferred Stock authorized is 5,000,000. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Company as treasury stock, immediately prior to the time this Certificate of Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-hundredth (1/100th) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Company, provided that no fractional shares shall be issued to any holder of fewer than one hundred (100) shares of Common Stock immediately prior to the time this Certificate of Amendment becomes effective, and that instead of issuing such fractional shares, the Company shall pay in cash the fair value of such fractions of a share as of the time when this Certificate of Amendment becomes effective.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [  ] day of [  ], [           ].

By:	Name: Title:

I-1

PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO BROCADE’S RESTATED AND
AMENDED CERTIFICATE OF INCORPORATION EFFECT A FORWARD STOCK SPLIT

CERTIFICATE OF AMENDMENT
TO
RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
OF
BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc., a Delaware corporation (the “Company”), does hereby certify that:

FIRST:  This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Company’s Restated and Amended Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND:  The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 6:01 p.m., Eastern Standard Time, on [  ].

THIRD:  Article IV of the Certificate of Incorporation is hereby amended by deleting Section 1 in its entirety and replacing it with the following:

“1. The Company is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Company is authorized to issue is 805,000,000 shares. The number of shares of Common Stock authorized is 800,000,000. The number of shares of Preferred Stock authorized is 5,000,000. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock (as defined below), either issued and outstanding or held by the Company as treasury stock (and including each fractional share in excess of one (1) share held by any stockholder and each fractional interest in excess of one (1) share held by the Company or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this Certificate of Amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into one hundred (100) fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares as may be applicable based upon such 100 -1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Company, provided that no fractional shares shall be issued.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [  ] day of [  ], [          ].

By:	Name: Title:

I-2

MAP AND DIRECTIONS TO BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110

From San Francisco — Traveling South on Interstate 280

•	South on Interstate 280 and take the Interstate 880/Highway 17 ramp toward Oakland/Santa Cruz.

•	Merge onto the Interstate 880 North ramp toward Oakland and continue on Interstate 880.

•	Take the First Street exit, and turn left onto North First Street.

•	Turn left onto Skyport Drive.

•	Turn right onto Technology Drive.

•	Turn left into the Brocade entrance at 1745 Technology Drive.

From San Francisco — Traveling South on Highway 101

•	South on Highway 101 and take the Brokaw Road/First Street exit.

•	Turn right onto Airport Parkway.

•	Turn left onto Technology Drive/Gateway.

•	Turn right into the Brocade entrance at 1745 Technology Drive.

From San Jose — Traveling North on Highway 101

•	North on Highway 101 and take the Brokaw Road exit toward First Street.

•	Turn left onto East Brokaw Road, which becomes Airport Parkway.

•	Turn left onto Technology Drive/Gateway.

•	Turn right into the Brocade entrance at 1745 Technology Drive.

BROCADE COMMUNICATIONS SYSTEMS, INC. 2007 ANNUAL MEETING OF STOCKHOLDERSThursday, April 19, 2007 2:00 p.m. Pacific Time 1745 Technology Drive San Jose, California 95110If you consented to access your proxy information electronically, you may view it by going to Brocade Communications website. You can get there by typing in the following address: http://www.brocade.comIf you would like to access the proxy materials electronically next year go to the following Consent site address: http://www.econsent.com/brcd/Brocade Communications Systems, Inc. 1745 Technology DriveSan Jose, California 95110 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 19, 2007.The shares of stock you hold in your account, or in a dividend reinvestment account, will be voted as you specify on the reverse side.If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.By signing the proxy, you revoke all prior proxies and appoint Michael Klayko, Richard Deranleau and Tyler Wall, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof. Whether or not a choice is specified, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.See reverse for voting instructions.

COMPANY #111621108 There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.VOTE BY PHONE — TOLL FREE — [1-800-560-1965] — QUICK ????EASY ????IMMEDIATE • Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until [12:00 p.m. (Central Time) on April 18, 2007]. • Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.VOTE BY INTERNET — [http://www.eproxy.com/brcd/] — QUICK ????EASY ????IMMEDIATE • Use the Internet to vote your proxy 24 hours a day, 7 days a week until [12:00 p.m. (Central Time) on April 18, 2007]. • Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to [Brocade Communications Systems, Inc. c/o Wells Fargo Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873].If you vote by Phone or Internet, please do not mail your Proxy Card 3 Please detach here 3 The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of directors: 01 — Renato A. DiPentima Vote FOR Vote WITHHELD 02 — Sanjay Vaswani all nominees from all nominees (except as marked)(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)2. To amend Brocade’s Amended and Restated Certificate of Incorporation to effect a For Against Abstain 100-for-1 reverse stock split immediately followed by a 1-for-100 forward stock split of Brocade’s Common Stock For Against Abstain3. Ratification of appointment of KPMG LLP as independent auditors of Brocade For Against Abstain Communications Systems, Inc. for the fiscal year ending October 27, 2007 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box Indicate changes below:Date___Signature(s) in BoxPlease sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.